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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BEIGENE, LTD.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This document shall also serve as a circular to holders of the ordinary shares of BeiGene, Ltd. for purposes of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "HK Listing Rules")

BEIGENE, LTD.
(NASDAQ Trading Symbol: BGNE; HKEx Stock Code: 06160)
c/o Mourant Governance Services (Cayman) Limited
94 Solaris Avenue, Camana Bay
Grand Cayman KY1-1108
Cayman Islands
 NOTICE OF 2019 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the 2019 Extraordinary General Meeting of Shareholders (the "EGM") of BeiGene, Ltd. (the "Company") will be held on December 27, 2019, at 8:30 a.m. local time, at the offices of Mourant Governance Services (Cayman) Limited, at 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands. The purpose of the meeting is to consider and vote on the following:

          1.     ordinary resolution: to approve the issuance of 203,282,820 ordinary shares of the Company, or approximately 20.5% of the Company's outstanding shares upon closing, at a price per share equal to US$13.45, to Amgen Inc. ("Amgen"), pursuant to the terms of the Share Purchase Agreement (the "Share Purchase Agreement") dated October 31, 2019 by and between the Company and Amgen;

          2.     ordinary resolution: to approve the Collaboration Agreement (the "Collaboration Agreement") dated October 31, 2019 by and among the Company, BeiGene Switzerland GmbH and Amgen and the transactions contemplated thereunder;

          3.     ordinary resolution: to approve the annual caps in relation to the Collaboration Agreement;

          4.     ordinary resolution: to elect Anthony C. Hooper to serve as a Class III director until the 2022 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal, subject to and effective upon the closing of the transactions contemplated by the Share Purchase Agreement and the Collaboration Agreement; and

          5.     to transact such other business as may properly come before the EGM or any adjournment or postponement, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the resolutions listed above.

        We do not expect to transact any other business at the EGM. Our Board of Directors has fixed 5:00 p.m. Hong Kong Time / 4:00 a.m. Cayman Islands Time on November 27, 2019 as the record date. Holders of record of our ordinary shares as of 5:00 p.m. Hong Kong Time on the record date are entitled to attend and vote at the meeting or any adjournment or postponement of that meeting. Holders of record of our American Depositary Shares ("ADSs"), each representing 13 of our ordinary shares, as of the record date who wish to exercise their voting rights for the underlying ordinary shares must act through Citibank, N.A., the depositary of the ADSs.

        The accompanying Proxy Statement more fully describes the details of the business to be conducted at the EGM. After careful consideration, our Board of Directors has approved the proposals and recommends that you vote FOR the director nominee and FOR each other proposal described in this Proxy Statement.

        On October 31, 2019, shareholders holding approximately 40% of our ordinary shares entitled to vote at the EGM entered into support agreements with Amgen, pursuant to which and subject to the terms therein, they have agreed to vote all their ordinary shares in favor of the resolutions set forth above.

        Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this Proxy Statement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Proxy Statement.

        This Proxy Statement, for which the directors collectively and individually accept full responsibility, includes particulars given in compliance with the HK Listing Rules for the purpose of giving information with regard to the Company. The directors, having made all reasonable inquiries, confirm that to the best of their knowledge and belief, the information contained in this Proxy Statement is accurate and complete in all material respects and not misleading or deceptive, and there are no other matters the omission of which would make any statement herein or this Proxy Statement misleading.

        This Proxy Statement is for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for the securities of BeiGene, Ltd.

        As at the date of this Proxy Statement, the Board of Directors of the Company comprises Mr. John V. Oyler as Chairman and executive director, Dr. Xiaodong Wang as non-executive director, and Mr. Timothy Chen, Mr. Donald W. Glazer, Mr. Michael Goller, Mr. Ranjeev Krishana, Mr. Thomas Malley, Mr. Jing-Shyh (Sam) Su and Mr. Qingqing Yi as independent non-executive directors.

        Your vote is important. As promptly as possible, you are urged to complete, sign, date and return the accompanying form of proxy to Mourant Governance Services (Cayman) Limited (for holders of our ordinary shares registered on our Cayman Islands register) and to Computershare Hong Kong Investor Services Limited (for holders of our ordinary shares registered on our Hong Kong register) no later than 4:00 a.m. Cayman Islands Time / 5:00 p.m., Hong Kong Time, on December 24, 2019 or your voting instructions to Citibank, N.A. (for holders of our ADSs) no later than 10:00 a.m., New York Time, on December 19, 2019 if you wish to exercise your voting rights.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 27, 2019

        The accompanying Proxy Statement will also be available to the public at www.beigene.com under "Investors—NASDAQ investors" and "—HKEX investors", on the website of the U.S. Securities and Exchange Commission (www.sec.gov) and on the website of Hong Kong Exchanges and Clearing Limited (www.hkexnews.hk). The form of proxy for use at the EGM is also enclosed. Such form of proxy is also published on the websites of the Company (www.beigene.com), the U.S. Securities and Exchange Commission (www.sec.gov), and Hong Kong Exchanges and Clearing Limited (www.hkexnews.hk).

By Order of the Board of Directors,

Scott A. Samuels
Senior Vice President, General Counsel

November 29, 2019

Notice to holders of the ordinary shares of BeiGene, Ltd:

        If you are in any doubt as to any aspect of this Proxy Statement or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

BEIGENE, LTD.

PROXY STATEMENT FOR

2019 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

i

BEIGENE, LTD.

PROXY STATEMENT
FOR 2019 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of BeiGene, Ltd. (the "Company") for use at its 2019 Extraordinary General Meeting of Shareholders (the "EGM") to be held on December 27, 2019 at 8:30 a.m. local time at the offices of Mourant Governance Services (Cayman) Limited, at 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of EGM. This Proxy Statement is being mailed to shareholders on or about December 3, 2019.

        For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarized certified copy of such power of attorney or other authority)) at the offices of our registrar in the Cayman Islands, Mourant Governance Services (Cayman) Limited (the "Cayman Registrar") (for holders of our ordinary shares registered on our Cayman Islands register of members (the "Cayman Register")) or at the offices of our registrar in Hong Kong, Computershare Hong Kong Investor Services Limited (the "HK Registrar") (for holders of our ordinary shares registered on our Hong Kong register of members (the "HK Register")) so as to be received no later than 4:00 a.m. Cayman Islands Time / 5:00 p.m., Hong Kong Time, on December 24, 2019. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted:

          1.     FOR the approval of the issuance of 203,282,820 ordinary shares of the Company, or approximately 20.5% of the Company's outstanding shares upon closing, at a price per share equal to US$13.45, to Amgen, pursuant to the terms of the Share Purchase Agreement (the "Share Purchase Agreement") dated October 31, 2019 by and between the Company and Amgen;

          2.     FOR the approval of the Collaboration Agreement (the "Collaboration Agreement") dated October 31, 2019 by and among the Company, BeiGene Switzerland GmbH and Amgen and the transactions contemplated thereunder;

          3.     FOR the approval of the annual caps in relation to the Collaboration Agreement;

          4.     FOR the election of Anthony C. Hooper to serve as a Class III director until the 2022 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal, subject to and effective upon the closing of the transactions contemplated by the Share Purchase Agreement and the Collaboration Agreement; and

          5.     At the discretion of the proxy holder(s) with regard to all other matters that may properly come before the EGM.

        We will pay all of the costs of soliciting proxies. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, email, facsimile, personal solicitation or otherwise.

        In this Proxy Statement, the terms "we," "us," and "our" refer to BeiGene, Ltd., and, unless the context otherwise requires, refer to its subsidiaries as well. The mailing address of our principal executive offices is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands.

        Please note that while our proxy materials are available on our website, no other information contained on the website is incorporated by reference into or considered to be part of this document.

Shareholders Entitled to Vote; Record Date

        Only holders of record of our ordinary shares, par value US$0.0001 per share, at 5:00 p.m. Hong Kong Time / 4:00 a.m. Cayman Islands Time on November 27, 2019 (the "record date") are entitled to notice of, and to attend and to vote at, the EGM. As of 5:00 p.m. Hong Kong Time on the record date, we had outstanding 794,840,698 ordinary shares, all of which are entitled to vote with respect to all matters to be acted upon at the EGM. On the record date, approximately 633,665,097 of the 794,840,698 outstanding ordinary shares were held in the name of Citibank, N.A. (the "Depositary") as depositary for the American Depositary Shares (the "ADSs"), which issues Company-sponsored American Depositary Receipts, evidencing ADSs that in turn each represent 13 of our ordinary shares. Each shareholder of record is entitled to one vote for each ordinary share held by such shareholder.

Quorum

        We are an exempted company incorporated in the Cayman Islands with limited liability, and our affairs are governed by our amended and restated memorandum and articles of association, which we refer to as our "articles"; the Companies Law (as amended) of the Cayman Islands, which we refer to as the "Cayman Companies Law"; and the common law of the Cayman Islands.

        The quorum required for a general meeting of shareholders at which an ordinary resolution is proposed consists of such shareholders present in person or by proxy who together hold shares carrying the right to at least a simple majority of all votes capable of being exercised on a poll. The quorum required for a general meeting at which a special resolution is proposed consists of such shareholders present in person or by proxy who together hold shares carrying the right to at least two-thirds of all votes capable of being exercised on a poll.

Voting

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting (except for certain types of winding up of the Company, in which case the required majority to pass a special resolution is 100%). Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Cayman Companies Law and our articles. A special resolution is required for important matters such as a change of name and amendments to our articles. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amounts than our existing shares and cancelling any authorized but unissued shares.

        Proposals 1 through 4 of this Proxy Statement are all ordinary resolutions. The quorum required for the EGM consists of shareholders present in person or by proxy who together hold shares carrying the right to at least a simple majority of all votes capable of being exercised on a poll. Approval of each of Proposals 1 through 4 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at the EGM. Broker non-votes and abstentions with respect to Proposals 1 through 4 will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote. On October 31, 2019, shareholders holding approximately 40% of our ordinary shares entitled to vote at the EGM have entered into support agreements with Amgen, pursuant to which and subject to the terms therein, they have agreed to vote all their ordinary shares in favor of Proposals 1 through 4.

        Persons who hold our ordinary shares directly on the Cayman Register on the record date ("Cayman record holders") must either (1) return a form of proxy (a) by mail or by hand to the offices of the Cayman Registrar: Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, or (b) by email at BeiGene@mourant.com; or (2) attend the EGM in person to vote on the proposals.

        Persons who hold our ordinary shares directly on the HK Register on the record date ("HK record holders," and together with the Cayman record holders, "record holders") must either (1) return a form of proxy by mail or by hand to the offices of the HK Registrar: Computershare Hong Kong Investor Services Limited, 17M Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong; or (2) attend the EGM in person to vote on the proposals.

        Persons who own our ordinary shares indirectly on the record date through a brokerage firm, bank or other financial institution, including persons who own our ordinary shares in the form of ADSs through the Depositary ("beneficial owners"), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either vote these shares on behalf of the beneficial owners if permitted by applicable rules or return a proxy leaving these shares un-voted (a "broker non-vote").

        ADS holders are not entitled to vote directly at the EGM, but the Deposit Agreement, dated as of February 5, 2016, as amended (the "Deposit Agreement"), by and among the Depositary, the Company and the holders of ADSs permits registered holders of ADSs as of the record date to instruct the Depositary how to exercise their voting rights pertaining to the ordinary shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable and permitted under applicable law and the provisions of the Deposit Agreement, to vote (in person or by delivery to the Company of a proxy) the ordinary shares registered in the name of the Depositary in accordance with the voting instructions received from the ADS holders. If the Depository does not receive instructions from a holder, such holder shall be deemed, and the Depository shall (unless otherwise specified in the notice distributed to holders of ADSs) deem such holder, to have instructed the Depository to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders' ADSs, provided that no such discretionary proxy may be given by the Depositary with respect to any matter to be voted upon that we inform the Depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of ordinary shares may be materially adversely affected. In the event that the instruction card is executed but does not specify the manner in which the ordinary shares represented are to be voted (i.e., by marking a vote "FOR," "AGAINST" or any other option), the Depositary will vote in respect of each proposal as recommended by the Board of Directors as described in the Notice of the EGM. Instructions from the ADS holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York Time on December 19, 2019.

        Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal.

        We have retained the Cayman Registrar to hold and maintain our Cayman Register and the HK Registrar to hold and maintain our HK Register. The Cayman Registrar and the HK Registrar will be engaged by us to take delivery of completed proxy forms posted to them in accordance with the details above.

        We encourage you to vote by proxy by mailing or emailing or sending by hand an executed form of proxy in accordance with the instructions and deadlines above. Voting in advance of the meeting will ensure that your shares will be voted and reduce the likelihood that we will be forced to incur additional expenses soliciting proxies for the EGM. Any record holder of our ordinary shares may attend the EGM in person and may revoke the enclosed form of proxy at any time by:

  •
  executing and delivering to the Cayman Registrar or the HK Registrar, as applicable, a later-dated proxy by mail or email or by hand pursuant to the instructions above until 4:00 a.m. Cayman Islands Time / 5:00 p.m. Hong Kong Time on December 24, 2019; or

  •
  voting in person at the EGM.

        Beneficial owners of our ordinary shares and ADSs representing our ordinary shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Beneficial owners who wish to attend the EGM and vote in person should contact their brokerage firm, bank or other financial institution holding our ordinary shares on their behalf in order to obtain a "legal proxy" which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot attend or vote at the EGM because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs who wish to attend the EGM and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our ordinary shares.

No Appraisal Rights

        Our shareholders have no rights under the Cayman Companies Law or under our articles to exercise dissenters' or appraisal rights with respect to the proposals being voted on.

Expenses of Solicitation

        We are making this solicitation and will pay the entire cost of preparing and distributing the proxy materials and soliciting votes. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges that you may incur. Our officers, directors and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, emails or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

Procedure for Submitting Shareholder Proposals

        The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with a right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our articles allow our shareholders holding in aggregate not less than one-tenth of the voting rights of issued shares and entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our Board of Directors is obliged to convene an extraordinary general meeting and to put the resolutions forward to a vote at such meeting. Additionally, under our articles, at a properly requisitioned extraordinary general meeting, our shareholders will have right to propose resolutions with respect to the election, appointment or removal of directors. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders' annual general meetings. However, our corporate governance guidelines require us to call such meetings every year to the extent required by the listing rules of any stock exchange on which our ordinary shares or ADSs are traded.

        Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual general meeting of shareholders by submitting their proposals in writing to us in a timely manner. In order to be considered for inclusion in the proxy statement for the 2020 annual general meeting of shareholders, shareholder proposals must be received at our principal executive offices no later than December 31, 2019, and must otherwise comply with the requirements of Rule 14a-8 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any shareholder proposal for the annual general meeting of shareholders in 2020, which is submitted outside the processes of Rule 14a-8, shall be considered untimely unless received by the Company in writing no later than March 15, 2020. If the date of the annual general meeting is moved by more than 30 days from the date contemplated at the time of the previous year's proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the U.S. Securities and Exchange Commission ("SEC") and announced in Hong Kong via the website of Hong Kong Exchange and Clearing Limited (www.hkexnews.hk). A copy of all notices of proposals by shareholders should be sent to us at BeiGene, Ltd., c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands.

Director Nominations by Shareholders

        Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information within the timeframe set forth by our articles and SEC rules to BeiGene, Ltd., c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, Attention: Secretary: (a) the name and address of record of the shareholder; (b) a representation that the shareholder is a record holder of our securities or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (c) the candidate's name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the past five years; (d) a description of the qualifications and background of the candidate that addresses the criteria for board membership approved by our Board of Directors; (e) a description of all arrangements or understandings between the shareholder and the candidate; (f) the consent of the candidate (i) to be named in the proxy statement for our next general meeting and (ii) to serve as a director if elected at that meeting; and (g) and any other information regarding the candidate that is required to be included in a proxy statement filed pursuant to SEC rules and the Rules Governing the Listing of Securities (the "HK Listing Rules") on The Stock Exchange of Hong Kong Limited (the "HKEx"). The Nominating and Corporate Governance Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner.

LETTER FROM THE BOARD OF DIRECTORS

November 29, 2019

To the Shareholders

Dear Sir/Madam,

ISSUE OF SUBSCRIPTION SHARES UNDER SPECIFIC MANDATE AND CONTINUING CONNECTED TRANSACTIONS IN RELATION TO THE COLLABORATION AGREEMENT

INTRODUCTION

        Reference is made to the announcement of BeiGene, Ltd. (the "Company") dated November 1, 2019 published by the Company via the HKEx whereby the Company announced that the Company entered into (i) the Share Purchase Agreement (the "Share Purchase Agreement") dated October 31, 2019 by and between the Company and Amgen Inc. ("Amgen") in relation to the subscription (the "Subscription") of 203,282,820 newly issued ordinary shares of the Company (the "Subscription Shares"), (ii) together with its wholly-owned subsidiary BeiGene Switzerland GmbH ("BeiGene Switzerland"), the Collaboration Agreement dated October 31, 2019 (the "Collaboration Agreement") in respect of the parties' collaboration (the "Collaboration") on the commercialization of Amgen's oncology products XGEVA® (denosumab), KYPROLIS® (carfilzomib) and BLINCYTO® (blinatumomab) (the "In-Line Products") in China and the development and commercialization of Amgen's 20 oncology pipeline products (the "Pipeline Products", together with the In-Line Products, the "Products"), and (iii) the Guarantee Agreement dated October 31, 2019 (the "Guarantee Agreement") under which the Company will guarantee all obligations of BeiGene Switzerland under the Collaboration Agreement. Pursuant to the Share Purchase Agreement, Amgen has conditionally agreed to subscribe for, and the Company has conditionally agreed to allot and issue to Amgen, the Subscription Shares at US$13.45 per ordinary share (the "Subscription Price"). The Subscription Shares will be issued under a specific mandate (the "Specific Mandate") to be sought from the independent shareholders at the EGM to authorize the Board of Directors to allot and issue the Subscription Shares pursuant to the Share Purchase Agreement. Under the Collaboration Agreement, the Company and Amgen will collaborate on the commercialization of the Products in China (excluding Hong Kong, Macau and Taiwan) and the clinical development of the Pipeline Products.

        The purpose of this Proxy Statement is to provide you with (i) information on the Share Purchase Agreement, the Collaboration Agreement (including the monetary and formula-based annual caps pursuant to the Collaboration Agreement (the "Annual Caps")), the appointment of a non-executive director designated by Amgen pursuant to the Share Purchase Agreement (the "Director Appointment") and the Guarantee Agreement; (ii) a letter from the Independent Board Committee; (iii) a letter from the Independent Financial Adviser; (iv) other information as required under the HK Listing Rules; and (v) the notice of the EGM.

THE SHARE PURCHASE AGREEMENT

        On October 31, 2019, the Company, as issuer, entered into the Share Purchase Agreement with Amgen, as subscriber, in relation to the Subscription.

Subject Matter

        Pursuant to the Share Purchase Agreement, Amgen has conditionally agreed to subscribe for, and the Company has conditionally agreed to allot and issue to Amgen, the Subscription Shares at the Subscription Price.

        Amgen has agreed to (i) a lock-up on sales of its shares from the date of closing of the Subscription pursuant to the Share Purchase Agreement until the earliest to occur of (a) the fourth anniversary of the date of closing, (b) the expiration or termination of the Collaboration Agreement and (c) a change of control of the Company (the "Lock-up Period"), provided, that, in the event that Amgen does not have a commercially reasonable opportunity to purchase additional shares in order to maintain its percentage interest in the Company and, as a result, Amgen's shares no longer qualify for equity method accounting, the lock-up on sales of Amgen's shares may be suspended and sales limitations may be exceeded, subject to specified conditions, and Amgen may sell down its shares until its ownership interest in the Company is reduced to 10% of the then outstanding share capital of the Company, (ii) a standstill (as further described below), and (iii) a voting agreement to vote its shares on certain matters presented for shareholder approval from and after the date of closing until the later of (a) the fifth anniversary of the date of closing and (b) the expiration of the standstill period (the "Standstill Period"), which is the period from and after the date of the Share Purchase Agreement until the later of (1) the first anniversary of the date as of which Amgen ceases to have the right to appoint a non-executive director to serve on the Board of Directors pursuant to the Share Purchase Agreement and (2) the date as of which Amgen holds less than 5% of the then outstanding share capital of the Company (A) in accordance with the recommendation of a majority of the Board of Directors in certain specified matters and (B) in accordance with and proportional to the votes cast by the shareholders entitled to vote other than Amgen in any matters arising from a conflict due to the Collaboration Agreement, all under specified circumstances and as set forth in the Share Purchase Agreement. Following the later of (a) the expiration of the Lock-up Period and (b) the expiration of the Standstill Period, Amgen has agreed not to sell shares representing more than 5% of the then outstanding shares of the Company in any rolling 12-month period, except (1) pursuant to a registered underwritten public offering in accordance with the U.S. Securities Act of 1933 ("Securities Act"), (2) pursuant to Rule 144 under the Securities Act in accordance with the volume restrictions applicable thereto, (3) in a private sale exempt from the registration requirements of the Securities Act, or (4) in any transaction approved by the Company.

        In addition, Amgen will have the right to designate a non-executive director to serve on the Board of Directors until the earlier of (a) the date on which Amgen holds less than 10% of the then outstanding shares of the Company as a result of Amgen's sale of ordinary shares or Amgen's failure to participate in future offerings and (b) the third anniversary of the date of the expiration or termination of the Collaboration Agreement.

Subscription Shares

        The Subscription Shares represent 20.5% of the issued share capital of the Company as enlarged by the allotment and issue of the Subscription Shares, assuming that there are no other changes in the issued share capital of the Company between October 31, 2019 and the allotment and issue of the Subscription Shares. The aggregate nominal value of the Subscription Shares is approximately US$20,328.

        The Subscription Shares will, when allotted and issued, rank pari passu amongst themselves in all respects, and with all other ordinary shares in issue at the time of allotment and issue of the Subscription Shares.

The Subscription Price

        The Subscription Price is US$13.45 per ordinary share (equivalent to US$174.85 per ADS).

        The Subscription Price was determined after arm's length negotiations between the Company and Amgen with reference to, among others, the prevailing market price of the ADSs, the trading performance of the ADSs and current market conditions.

        The Subscription Price represents:

  (a)
  a 36% premium to the 30-day volume weighted average price of the Company's ADSs as of October 30, 2019, the day prior to the date of the Share Purchase Agreement;

  (b)
  assuming a conversion rate of US$1.00: HK$7.84, a 26% premium to the closing price of the Company's ordinary shares as quoted on the HKEx on October 31, 2019, the date of the Share Purchase Agreement;

  (c)
  a 26% premium to the closing price of the Company's ADSs on the NASDAQ on October 31, 2019;

  (d)
  assuming a conversion rate of US$1.00: HK$7.84, a discount of approximately 13% to the closing price of HK$120.8 per share as quoted on the HKEx on November 27, 2019, being the latest practicable date for ascertaining certain information in this Proxy Statement before its publication (the "Latest Practicable Date"); and

  (e)
  a premium of approximately 725% to the Company's net assets attributable to its shareholders on a per share basis as disclosed in the consolidated financial results of the Company and its subsidiaries for the three and nine months ended September 30, 2019.

        The directors, including all the existing independent non-executive directors, are of the view that the Subscription Price is fair and reasonable and in the interests of the Company and the shareholders as a whole and recommend approval of all the resolutions herein.

        The gross proceeds from the allotment and issue of the Subscription Shares will be approximately US$2.7 billion (approximately HK$21.4 billion), approximately US$1.25 billion of which will be allocated to the Company's development obligations under the Collaboration Agreement and the remaining US$1.45 billion will be used for development, manufacturing and commercialization of the Company's internally development drug candidates, such as preparation for the global launch and commercialization of BRUKINSA™ (zanubrutinib), a BTK inhibitor that was designed to maximize target occupancy and minimize off-target binding, the global launch and potential commercialization of tislelizumab (BGB-A317), an investigational humanized monoclonal antibody against the immune checkpoint receptor programmed cell death protein 1 (PD-1), if approved, expansion of our commercialization activities with respect to ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China, and for future capacity expansion and general corporate use, as appropriate.

Conditions Precedent to Closing of the Share Purchase Agreement

        Closing of the allotment and issue of the Subscription Shares will be conditional upon the fulfilment of customary closing conditions, including:

  (a)
  the effective date of the Collaboration Agreement occurring prior to closing, there being no breach by the Company of any term of or obligation under the Collaboration Agreement, and the Collaboration Agreement not being terminated in accordance with its terms;

  (b)
  the approval of the shareholders of the Share Purchase Agreement, the Specific Mandate, the Collaboration Agreement (including the Annual Caps), and the transactions contemplated thereunder having been obtained;

  (c)
  all consents necessary or appropriate for consummation of the transactions contemplated by the Share Purchase Agreement, the Collaboration Agreement, and the Guarantee Agreement (collectively, the "Transaction Agreements") having been obtained, including the approval of the Board of Directors and all applicable antitrust filings with respect to the Transaction

    Agreements having been made and the applicable waiting period under applicable antitrust laws having expired or been terminated;

  (d)
  no material adverse effect on the Company having occurred; and

  (e)
  the ADSs continuing to be listed on the NASDAQ.

        While condition (c) does not include the HKEx's listing approval in respect of the Subscription Shares, the Company will apply to the HKEx for the listing of, and permission to deal in, the Subscription Shares on the HKEx in accordance with the HK Listing Rules in due course. Amgen has the right to waive any of the conditions above, and the Company has the right to waive conditions (b) and (c) under the Collaboration Agreement. The Company will not waive condition (b) and does not as of the date of this document intend to waive condition (c).

        If closing of the allotment and issue of the Subscription Shares does not occur by June 30, 2020 (the "End Date"), the Share Purchase Agreement may be terminated by the Company or Amgen upon written notice to the other party; provided that such End Date may be extended to September 30, 2020 by the Company or Amgen if either (i) any applicable waiting period under applicable antitrust laws shall not have expired or been terminated or (ii) any order relates to antitrust laws shall be in effect preventing the consummation of the transactions contemplated by the Share Purchase Agreement and the Collaboration Agreement.

        In the event that the closing is delayed due to antitrust or other regulatory matters and the Company conducts a securities offering prior to the closing pursuant to the general mandate granted by the shareholders at the annual general meeting held on June 5, 2019, Amgen will be permitted to purchase additional shares to obtain a 20.5% post-closing interest in the Company at the same purchase price, and otherwise upon the same terms and conditions, as the other purchasers in any such offering.

Closing

        Closing of the allotment and issue of the Subscription Shares shall take place as soon as practicable but in no event later than at 10:00 a.m. on the first business day immediately after the date on which the last of the conditions precedent has been satisfied or waived or such other date as may be agreed between the Company and Amgen (except those conditions precedent that by their nature can only be satisfied at closing).

Standstill

        Pursuant to the Share Purchase Agreement, during the Standstill Period, Amgen or any of its affiliates, cannot directly or indirectly (unless expressly invited in writing by the Company):

  (a)
  subject to the Share Purchase Agreement, acquire any additional equity securities of the Company or any instrument that gives Amgen or any of its affiliates the economic equivalent of ownership of an amount of securities of the Company if, after such acquisition, Amgen would beneficially own more than 21.0% of the Company's outstanding share capital;

  (b)
  knowingly encourage or support a tender, exchange or other offer or proposal by a third party, provided, however, that if the Company recommends that shareholders accept an offer made, Amgen shall not be prohibited from taking any of the actions otherwise prohibited by the forgoing for so long as the Company maintains and does not withdraw such recommendation;

  (c)
  propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company's assets or businesses, or similar transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;

  (d)
  seek to call any meeting of the shareholders of the Company, propose or nominate for election to the Board of Directors any person whose nomination has not been approved by a majority of the Board of Directors (excluding the independent director that Amgen may appoint) or cause to be voted in favor of such person for election to the Board of Directors any equity securities of the then outstanding share capital of the Company (including any derivatives) other than as contemplated by the Share Purchase Agreement;

  (e)
  solicit proxies or consents or become a participant in a solicitation in opposition to the recommendation of a majority of the Board of Directors with respect to any matter, or seek to advise or influence any third party, with respect to voting of any equity securities of the then outstanding share capital of the Company (including any derivatives);

  (f)
  deposit any equity securities of the then outstanding share capital of the Company (including any derivatives) in a voting trust or subject any equity securities of the then outstanding share capital of the Company to any arrangement or agreement with respect to the voting of such equity securities of the then outstanding share capital of the Company other than as contemplated by the Share Purchase Agreement; or

  (g)
  act in concert with any third party to take any action in clauses (a) through (f) above, or form or join a "partnership, limited partnership, syndicate, or other group" with any third party with respect to the equity securities (including any derivatives) of the Company.

        The foregoing will not limit Amgen's ability to vote its shares of the Company in connection with the foregoing and pursuant to the voting agreement described herein. Amgen is also entitled to submit to the Board of Directors or to management of the Company a confidential proposal for a transaction involving a change of control or other proposed action, provided that neither the Company nor Amgen is required to publicly disclose the fact that such proposal or request to consider such a proposal was made. In the event that the Company engages in discussions or negotiations involving a possible change of control of the Company, Amgen will be given notice thereof and the right to participate in any process on substantially the same terms as other participants.

Other Matters

        To facilitate the allocation of the Company's securities to Amgen up to a maximum amount of shares in order to allow Amgen to maintain the same shareholding percentage in the Company (based on its then-outsanding issued shares of the Company) before and after a securities offering conducted pursuant to the Company's general mandate, the Company has applied for, and the HKEx has agreed to grant, a waiver from Rule 13.36(1) of the HK Listing Rules and the independent shareholder approval requirements set out in Chapter 14A of the HK Listing Rules subject to the following conditions:

  (a)
  at the next annual general meeting ("AGM"), the Company would put forward the following two resolutions to its shareholders:

  (i)
  a resolution to approve a general mandate to issue shares within the parameters of Rule 13.36 of the HK Listing Rules up to the 2021 AGM of the Company; and

  (ii)
  a resolution authorizing the Company and its underwriters / placing agents, at their sole discretion, to allocate to Amgen up to a maximum amount of shares in order to allow Amgen to maintain the same shareholding percentage in the Company (based on its then-outstanding shareholding percentage) before and after the allocation of the corresponding securities issued pursuant to an offering conducted pursuant to a general mandate for a period of five years, which period will be subject to an extension on a rolling basis each year, conditional on the approval of the independent shareholders;

  (b)
  the resolutions outlined in paragraphs (a)(i) and (a)(ii) are not interdependent in that the Company's shareholders may approve the resolution outlined in paragraph (a)(i) without approving the resolution outlined in paragraph (a)(ii);

  (c)
  Amgen would abstain from voting on the resolutions outlined in paragraphs (a)(ii) above and paragraph (j)(ii) below;

  (d)
  the authorization provided in paragraphs (a)(ii) above and (j)(ii) below would only be valid to the extent Amgen holds less than 50% of the then-outstanding shares of the Company;

  (e)
  any securities issued to Amgen in an offering conducted pursuant to a general mandate shall be for cash consideration only and not as consideration for any acquisition;

  (f)
  Amgen shall not be entitled to have any representatives on the committee of the Board of Directors responsible for determining specific pricing of any offering;

  (g)
  apart from the potential authorized allocation, Amgen will subscribe for securities on the same terms and conditions as all other placees in any offering and shall not be entitled to any preferential treatment with respect to any offering conducted, and shall (among other things) be required to pay the same price for any securities offered as other participants in any offering;

  (h)
  the waiver (or any subsequent renewal thereof) only remains valid for so long as the Company maintains its listing on the Nasdaq;

  (i)
  the Company shall disclose the waiver in this Proxy Statement and in the proxy statement for each subsequent AGM; and

  (j)
  at each subsequent AGM, the Company would put forward the following two resolutions to its shareholders;

  (i)
  a resolution to approve a general mandate to issue shares within the parameters of Rule 13.36 of the HK Listing Rules up to the next AGM of the Company; and

  (ii)
  a resolution authorizing the Company and its underwriters / placing agents, at their sole discretion, to allocate to Amgen up to a maximum amount of shares in order to allow Amgen to maintain the same shareholding percentage in the Company (based on its then-outstanding shareholding percentage) before and after the allocation of the corresponding securities issued pursuant to an offering conducted pursuant to the general mandate for an additional one year period beyond the initial five year period approved at the AGM.

        Pursuant to the Share Purchase Agreement, Amgen agreed to, from and after the date of closing until the later of (a) the fifth anniversary of the date of closing and (b) the expiration of the Standstill Period, vote its shares (A) in accordance with the recommendation of a majority of the Board of Directors, solely with respect to (i) the election of directors, provided that such directors are unanimously recommended by the Board of Directors, excluding the director nominated by Amgen; (ii) the approval of the Company's auditor; (iii) the approval of, on a non-binding, advisory basis, the compensation of the Company's named executive officers; (iv) the approval of an increase to the number of shares reserved for issuance or the issuance of shares under the Company's equity plans; (v) the approval of a general mandate within the parameters of Rule 13.36 of the HK Listing Rules; and (vi) subject to the Company's fulfillment of the Undertaking to Amgen, the authorization of the Company and its underwriters, in their sole discretion, to allocate to each of Baker Bros. Advisors LP and Hillhouse Capital Management, Ltd. and parties affiliated with each of them (the "Existing Shareholders"), up to a maximum amount of shares in order to maintain the same shareholding percentage of each of the Existing Shareholders (based on the then-outstanding share capital of the Company) before and after the allocation of the corresponding securities issued pursuant to an offering for a period of five years, which period will be subject to an extension on a rolling basis each year, conditional on the approval of the shareholders who are not the Existing Shareholders, subject to the conditions imposed by the HKEx, provided that, to the extent permissible by the HK Listing Rules and subject to the Company's ability to obtain any necessary waiver thereunder to seek shareholder approval therefor, any such authorization or a similar authorization provides for an allocation to Amgen in the same manner as the Existing Shareholders, and (B) in accordance with and proportional to the votes cast by shareholders entitled to vote other than Amgen, in any matter that arises as a result of a conflict due to the Collaboration Agreement.

        In addition, pursuant to the Share Purchase Agreement, Amgen will also have specified registration rights upon expiration of the Lock-up Period. Following demand by Amgen at any time after the expiration of the Lock-up Period or such earlier time as the Company in its sole discretion may agree in writing, the Company shall, subject to certain limits as specified under the Share Purchase Agreement, file with the SEC a Registration Statement on Form S-3 (except if the Company is not then eligible to register for resale the registrable shares on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act) covering the resale of the registrable shares of Amgen. In addition, where the Company proposes to register any of its ordinary shares or ADSs under the Securities Act for sale to the public (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a registration statement in a form not available for registering registrable shares for sale to the public), it will give notice to Amgen of its intention to do so and, upon the request of Amgen, use its reasonable best efforts to cause all the registrable shares of Amgen to be registered under the Securities Act in connection therewith, under specified circumstances and as set forth in the Share Purchase Agreement.

THE COLLABORATION AGREEMENT

        On October 31, 2019, the Company and BeiGene Switzerland (together, "BeiGene") entered into the Collaboration Agreement with Amgen, pursuant to which BeiGene Switzerland and Amgen have agreed to a strategic collaboration with respect to the Products.

Subject Matter

        Pursuant to the terms of the Collaboration Agreement, BeiGene will be responsible for commercializing the In-Line Products in China for a period of five or seven years following each product's regulatory approval in China, as specified in the Collaboration Agreement, with the commercialization period for XGEVA® (which was recently approved in China) commencing following the transition of operational responsibilities for the product. The new drug applications for KYPROLIS® and BLINCYTO® are expected to be submitted to the National Medical Products Administration ("NMPA") in 2020. In addition, as specified in the Collaboration Agreement, BeiGene will have the option to retain one of the In-Line Products to commercialize for as long as the product is sold in China. The parties have agreed to equally share profits and losses for the In-Line Products in China during each In-Line Product's commercialization period and, for the product retained by BeiGene, for so long as BeiGene commercializes such product in China. After expiration of the commercialization period for each of the In-Line Products, the In-Line Products will be transitioned back to Amgen and BeiGene will be eligible to receive tiered mid-single to low-double digit royalties on net revenues in China of each In-Line Product for an additional five years.

        Additionally, pursuant to the terms of the Collaboration Agreement, BeiGene and Amgen have agreed to collaborate on the global development of the Pipeline Products, with BeiGene responsible for conducting development activities in China pursuant to a development plan and budget. Starting from the commencement of the Collaboration Agreement, BeiGene and Amgen will co-fund global development costs, with BeiGene contributing up to US$1.25 billion worth of development services and cash over the term of the Collaboration. BeiGene and Amgen will also co-fund the costs of developing additional indications for the In-Line Products in China, with BeiGene contributing up to US$37.5 million over the term of the Collaboration from its working capital. BeiGene will be eligible to receive tiered mid-single digit royalties on net sales of each Pipeline Product globally outside of China, other than AMG 510, Amgen's investigational KRAS G12C inhibitor, on a product-by-product and country-by-country basis, until the latest of (i) the expiration of the last valid patent claim, (ii) the expiration of regulatory exclusivity, or (iii) the earlier of (x) eight years after the first commercial sale of such Pipeline Product in the country of sale or (y) 20 years from the date of first commercial sale of the Pipeline Product anywhere in the world.

        For each Pipeline Product that is approved in China, BeiGene will have the right to commercialize such Pipeline Product for seven years, with the parties sharing profits and losses for the Pipeline Products in China equally. In addition, depending on how many of the 20 Pipeline Products receive approval in China, BeiGene will have the right to retain approximately one of every three approved Pipeline Products, up to a total of six, other than AMG 510, to commercialize for as long as each such Pipeline Product is sold in China and the sharing of profits and losses will continue during that time. After the expiration of the seven-year commercialization period, each Pipeline Product will be transitioned back to Amgen and BeiGene will be eligible to receive tiered mid-single to low-double digit royalties on net sales in China for an additional five years. As Amgen has previously expended significant resources in the development of AMG 510, which is the most advanced Pipeline Product in the Collaboration, the parties agreed to exclude it from the ex-China royalties and retention arrangements described above. The Company will receive royalties on sales of AMG 510 in China for a period of five years after returning it to Amgen. The Company believes that its contribution to the development of the Pipeline Products will provide far-reaching benefits as discussed in the section below headed "Reasons for and Benefits of the Transactions". The parties are subject to specified exclusivity requirements in China and the rest of the world.

        Below is a summary of 14 of the Pipeline Products. The six other Pipeline Products are pre-clinical oncology assets, the particulars of which will be disclosed by the Company after they reach the clinical stage, subject to Amgen's consent.

Hematologic Tumors
Asset	Target	Indication	Modality	Stage
AMG 701	BCMA (B-cell maturation antigen)	MM (multiple myeloma)	HLE BiTE (half-life extended Bi-specific T-cell engager)	Phase 1
AMG 420	BCMA	MM	BiTE	Phase 1
AMG 176	Mcl-1 (Myeloid cell leukemia 1)	Hematologic	SM (small molecule) (i.v.)	Phase 1
AMG 397	Mcl-1	Hematologic	SM (oral)	Phase 1
AMG 330	CD33 (Cluster of Differentiation 33)	AML (acute myeloid leukemia)	BiTE	Phase 1
AMG 673	CD33	AML	HLE BiTE	Phase 1
AMG 427	FLT3 (FMS-like tyrosine kinase 3)	AML	HLE BiTE	Phase 1
AMG 562	CD19 (Cluster of Differentiation 19)	NHL (Non-Hodgkin's lymphoma)	HLE BiTE	Phase 1

Solid Tumors
Asset	Target	Indication	Modality	Stage
AMG 510	KRAS G12C (KRAS protein 12th amino acid glycine mutation to cysteine)	Solid tumors	SM	Phase 1
AMG 596	EGFRvIII (epidermal growth factor receptor variant III)	Glioblastoma	BiTE	Phase 1
AMG 757	DLL3 (Delta-like 3)	SCLC (small cell lung cancer)	HLE BiTE	Phase 1
AMG 160	PSMA (prostate-specific membrane antigen)	Prostate	HLE BiTE	Phase 1
AMG 212	PSMA	Prostate	BiTE	Phase 1
AMG 506	FAP x4-1BB (FAP-targeted 4-1BB agonist)	Solid tumors	DARPin® (designed ankyrin repeat protein)	Phase 1

Term

        The Collaboration Agreement will continue in effect on a product-by-product basis unless terminated by either party pursuant to its terms. The Collaboration Agreement may be terminated by mutual written consent of the parties, or by either party upon the other party's uncured material breach, insolvency, failure to comply with specified compliance provisions, or subject to a specified negotiation mechanism, certain adverse economic impacts or the failure to meet commercial objectives. In addition, Amgen may terminate the Collaboration Agreement with respect to a Pipeline Product in the event it suspends development of such Pipeline Product worldwide outside of China on specified terms, subject to the parties determining whether to continue development of the Pipeline Product in China.

        Under Rule 14A.52 of the HK Listing Rules, the period of an agreement for a continuing connected transaction must be fixed. However, the term of the Collaboration Agreement is for an unspecified term as it will, unless terminated in accordance with its terms, remain in effect.

        As the Company believes that it is a market practice in the biotechnology industry for similar collaboration agreements to be entered into for a long term or for an indefinite term, due (among other things) to the substantial amount of time and capital committed by the collaboration parties and the risks involved in developing and commercializing oncology drugs, the Company has applied for, and the HKEx has agreed to grant, a waiver from strict compliance with Rule 14A.52 of the HK Listing Rules.

Historical Transaction Amounts and Basis for Not Setting Monetary Caps

        As the In-Line Products have limited commercialization history in China or have not previously been commercialized in China and the Pipeline Products are currently at clinical- and late-preclinical-stage, there are no historical amounts for the following transaction amounts under the Collaboration Agreement: (i) the costs of developing the Pipeline Products; (ii) the costs and revenues of the commercialization of the Products; and (iii) the royalties to be received by the Company. The Company believes that strict compliance with the requirements of Rule 14A.53(1) of the HK Listing Rules for setting monetary caps in relation to the costs and revenues of the commercialization of the Products and the royalties to be received by the Company as contemplated under the Collaboration Agreement is impractical and not in the best interests of shareholders for the following reasons:

  (a)
  it is impractical for the Company to accurately estimate the amount of profits to be made on the sales of the Products because the sales are driven by market demand that hinges, in turn, on various factors, including clinical efficacy and safety of the Products, availability of competitive products, acceptance by the medical community, patient access, drug pricing and reimbursement. These factors may vary by geography;

  (b)
  the In-Line Products have limited commercialization history in China or have not previously been sold in the China market so it is difficult to predict the expected profits with any precision. Similarly, as the Pipeline Products are still under development and are likely at least a few years away from commercialization, there is no reliable information (including but not limited to historical sales figures) for accurately estimating future sales volumes;

  (c)
  adopting fixed monetary caps will impose an arbitrary ceiling on the profits that the Company could derive from the development and commercialization of the Products. Monetary caps would also be contrary to the purpose of entering into the Collaboration Agreement, which is intended to incentivize the parties to perform their very best; and

  (d)
  it would be highly impracticable to set meaningful monetary caps given the long-term nature of the Collaboration Agreement.

        The Company has therefore applied for, and the HKEx has agreed to grant, a waiver from the monetary cap requirements under the HK Listing Rules.

Waiver

        The waiver from strict compliance with Rules 14A.52 and 14A.53(1) of the HK Listing Rules that require a fixed term and annual monetary caps, respectively, for continuing connected transactions is subject to the following conditions:

  (a)
  the Company will comply with the announcement, circular and independent shareholders' approval requirements under Chapter 14A of the HK Listing Rules if there are any material changes to the terms of the Collaboration Agreement;

  (b)
  the Company's independent non-executive directors from time to time will ensure that the transactions in relation to the Collaboration Agreement are undertaken in accordance with the terms of the relevant Collaboration Agreement;

  (c)
  the Senior Vice President, General Counsel of the Company will use his best endeavours to supervise the compliance with the terms of the Collaboration Agreements and applicable HK Listing Rules requirements to the extent not waived by the HKEx on a regular basis;

  (d)
  the independent non-executive directors and the auditors of the Company will review the transactions in relation to the Collaboration Agreement on an annual basis and confirm in the Company's annual reports the matters set out in Rules 14A.55 and 14A.56 of the HK Listing Rules, respectively; and

  (e)
  in the event of any future amendments to the HK Listing Rules imposing more stringent requirements than those as at the date of the announcement published by the Company on November 1, 2019 via the HKEx, the Company will take immediate steps to ensure compliance with such new requirements.

Annual Caps on Future Transaction Amounts

Formula-based Caps

        Under the Collaboration Agreement, the transaction amounts arising from the costs and revenues of the commercialization of the Products and the royalties to be received by the Company shall be determined in accordance with the below formulae:

  (a)
  Caps in relation to the profits and losses of the commercialization of the Products

    The Company and Amgen will share equally in the profits and losses of the commercialization of the Products in China in accordance with the following formula:

    Net profit to be received/net loss to be bore by the Company = 50% × (net revenue of the relevant Product – manufacturing actual costs – commercialization and related costs)

  (b)
  Caps in relation to royalties

  •
  Global Ex-China Royalties

  During the applicable Global Pipeline Royalty Term (the period beginning on the first commercial sale of a Pipeline Product in a country (other than China) and expiring on the latest of (i) the expiration of the last valid patent claim, (ii) the expiration of regulatory exclusivity, or (iii) the earlier of (x) eight years after the first commercial sale of the product in the country of sale or (y) 20 years from the date of first commercial sale of the product anywhere in the world), the Company will be eligible to receive tiered mid-single digit royalties on global net sales outside of China on a sliding scale for each Pipeline Product (other than AMG 510) in accordance with the following formula:

  Royalties to be received = incremental annual global net revenue of the relevant Pipeline Product outside China × the applicable royalty rate

  •
  China Royalties

  During the applicable five-year period beginning on the return of a Product to Amgen (the "China In-Line Royalty Term"), the Company will be eligible to receive tiered mid-single to low-double digit royalties on net sales in China on a sliding scale for each Product returned to Amgen in accordance with the following formula:

  Royalties to be received = annual net revenue of the relevant returned Product in China × the applicable royalty rate

        Under the Collaboration Agreement, the Company will receive from Amgen quarterly financial information regarding the royalty calculation and the Company is entitled to specified audit right.

Monetary Caps

        Under the Collaboration Agreement, the Company's payment obligations, whether in cash or in kind, towards the development of the Pipeline Products shall be subject to an aggregate maximum of US$1.25 billion. The Company will also share in the costs of developing additional indications for the In-Line Products in China, subject to an annual maximum contribution by the Company of US$12.5 million and an aggregate maximum of US$37.5 million over the term of the Collaboration Agreement.

Pricing Policies

        The amount of BeiGene's monetary and non-monetary contributions to the development of the Pipeline Products will be determined in accordance with a global development plan for the Pipeline

Products and the parties' agreement on the portion of clinical development to be conducted by BeiGene in China, with BeiGene committed to contributing global development costs up to US$1.25 billion in the aggregate, and BeiGene's clinical development services to be credited towards these amounts.

        The amount of BeiGene's contributions to the development of additional indications for the In-Line Products in China will be determined in accordance with a commercialization budget approved by a joint steering committee comprised of an equal number of representatives from BeiGene and Amgen, with BeiGene committed to contributing the costs of developing additional indiciations for the In-Line Products in China up to US$37.5 million in the aggregate.

Other Matters

        Under Paragraph 43 of Appendix 1 Part B to the HK Listing Rules, a full, un-redacted copy of the Collaboration Agreement is required to be made available for public inspection for a reasonable period of time (being not less than 14 days) at a place in Hong Kong. As certain commercial terms of the Collaboration Agreement are highly confidential and commercially sensitive and the Company is required to file with the SEC a copy of the Collaboration Agreement but is permitted to redact certain commercial terms thereunder, the Company has applied for, and the HKEx has agreed to grant, a waiver from strict compliance with Paragraph 43 of Appendix 1 Part B to the HK Listing Rules to permit the Company to make available for public inspection for not less than 14 days at a place in Hong Kong a copy of the Collaboration Agreement with certain commercial terms thereunder redacted and/or replaced with other appropriate references set out in this Proxy Statement.

THE GUARANTEE AGREEMENT

        On October 31, 2019, the Company entered into the Guarantee Agreement with Amgen, under which the Company unconditionally guarantees the payment and performance of any and all obligations of BeiGene Switzerland, and agrees to be jointly and severally liable with BeiGene Switzerland for the performance of any and all of its obligations, under the Collaboration Agreement.

APPOINTMENT OF A NON-EXECUTIVE DIRECTOR

        Pursuant to the Share Purchase Agreement, Amgen has designated Anthony C. Hooper to be appointed as a non-executive director to serve on the Board of Directors. Subject to and effective upon the closing of the Transactions, if elected, Mr. Hooper will serve as a director until the 2022 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal.

        Mr. Anthony C. Hooper, aged 64, is currently Executive Vice President of Amgen. From 2011 to August 2018, Mr. Hooper was Executive Vice President, Global Commercial Operations of Amgen. From 2010 to 2011, Mr. Hooper was Senior Vice President, Commercial Operations and President, U.S., Japan and Intercontinental of Bristol-Myers Squibb Company (BMS). From 2009 to 2010, Mr. Hooper was President, Americas of BMS. From 2004 to 2009, Mr. Hooper was President, U.S. Pharmaceuticals, Worldwide Pharmaceuticals Group, a division of BMS. Prior to that, Mr. Hooper held various senior leadership positions at BMS. Prior to joining BMS, Mr. Hooper was Assistant Vice President of Global Marketing for Wyeth Laboratories. Mr. Hooper earned law and MBA degrees from the University of South Africa in 1978 and 1988 respectively. We believe Mr. Hooper's extensive experience and knowledge in the healthcare sector and broad international experience in pharmaceutical marketing and sales qualify him to serve on, and contributes to the diversity of, our Board of Directors.

        There is no service contract between the Company and Mr. Hooper. Mr. Hooper is not entitled to any director compensation as long as he is a full-time employee of Amgen or its affiliates.

        Except as disclosed above, Mr. Hooper (i) does not hold any other position in the Company or any subsidiaries of the Company; (ii) has not held in the last three years any other directorships in public companies the securities of which are listed on any securities market in Hong Kong or overseas; (iii) does not have any relationships with any directors, senior management, substantial shareholders or controlling shareholders of the Company; and (iv) does not have any interests in the shares of the Company within the meaning of Part XV of the SFO as at the date of this Proxy Statement.

        Except as disclosed above, there is no information that should be disclosed pursuant to any of the requirements of Rule 13.51(2) of the HK Listing Rules and there are no other matters concerning the appointment of Mr. Hooper that need to be brought to the attention of the shareholders of the Company.

EFFECT ON SHAREHOLDING STRUCTURE FOLLOWING THE SUBSCRIPTION

        Based on public filings with the HKEx, the table below shows the shareholding structure of the Company (1) as at October 31, 2019; and (2) immediately following the closing of the allotment and issue of the Subscription Shares (assuming no other changes in the issued share capital of the Company between October 31, 2019 and the allotment and issue of the Subscription Shares):

	As at October 31, 2019		Immediately Following Closing of the Allotment and Issue of the Subscription Shares (Assuming No Other Changes in the Issued Share Capital of the Company)
Name of Shareholder	Number of Shares	Approximate Percentage of Holding(1)	Number of Shares	Approximate Percentage of Holding(2)
Amgen(3)	—	—	203,282,820	20.5%
Entities affiliated with Baker Bros. Advisors LP(4)	161,880,677	20.53%	161,880,677	16.32%
FMR LLC(5)	78,376,064	9.94%	78,376,064	7.90%
Entities affiliated with Hillhouse Capital(6)	76,563,367	9.71%	76,563,367	7.72%
The Capital Group Companies, Inc.(7)	70,511,967	8.94%	70,511,967	7.11%
John V. Oyler(8)	83,899,806	10.64%	83,899,806	8.46%
Other Shareholders	317,108,817	40.24%	317,108,817	31.99%

Total	788,340,698	100.00%	991,623,518	100.00%

Notes:

(1)
The calculation is based on the total number of 788,340,698 ordinary shares in issue as at October 31, 2019, which included ordinary shares issued to the Depositary in exchange for a corresponding amount of ADSs for the purposes of ensuring that it has ADSs readily available to satisfy the vesting of restricted share units and the exercise of share options from time to time.

(2)
The calculation is based on the total number of 991,623,518 ordinary shares in issue immediately following closing of the allotment and issue of the Subscription Shares.

(3)
Pursuant to the Share Purchase Agreement, Amgen conditionally agreed to subscribe for 203,282,820 ordinary shares of the Company.

(4)
Julian C. Baker and Felix J. Baker are the managing members of Baker Bros. Advisors (GP) LLC. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP, which is the investment advisor with sole voting and investment power to 667, L.P. and Baker Brothers Life Sciences, L.P. Also, Baker Brothers Life Sciences Capital, L.P. is the general partner of Baker Brothers Life Sciences, L.P. For the purposes of the Securities and Futures Ordinance

  (Chapter 571 of the Laws of Hong Kong), as amended from time to time (the "SFO"), Julian C. Baker, Felix J. Baker, Baker Bros. Advisors (GP) LLC and Baker Bros. Advisors LP are deemed to be interested in the 16,319,660 ordinary shares held by 667, L.P. and the 145,425,622 ordinary shares held by Baker Brothers Life Sciences, L.P. Each of Julian C. Baker and Felix J. Baker further holds 92,326 ordinary shares, and 43,069 ordinary shares through FBB3 LLC, a controlled corporation.

(5)
Members of the Johnson family including Abigail P. Johnson, are the predominant owners, directly or through trusts, of series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.

Fidelity Management & Research Company is interested in 76,202,408 ordinary shares, of which 69,720,508 are physically settled listed derivatives. Its controlled corporation, FMR Co., Inc, is directly interested in 71,180,714 and indirectly interested in 12,048,805 ordinary shares. FMR Co., Inc is wholly owned by Fidelity Management & Research Company. Fidelity Management & Research Company is wholly owned by FMR LLC.

(6)
(i) 58,995,800 ordinary shares are held by Gaoling Fund, L.P.; (ii) 4,121,589 ordinary shares are held by YHG Investment, L.P.; and (iii) 13,445,978 ordinary shares are held by Hillhouse BGN Holdings Limited. Hillhouse Capital Advisors, Ltd. acts as the sole general partner of YHG Investment, L.P. and the sole management company of Gaoling Fund, L.P. Hillhouse Capital Management, Ltd. is the sole management company of Hillhouse Fund II, L.P., which owns Hillhouse BGN Holdings Limited. Under the SFO, Hillhouse Capital Advisors, Ltd. is deemed to be interested in the 58,995,800 ordinary shares held by Gaoling Fund, L.P., the 4,121,589 ordinary shares held by YHG Investment, L.P. and Hillhouse Capital Management, Ltd. is deemed to be interested in the 13,445,978 ordinary shares held by Hillhouse BGN Holdings Limited. Under the SFO, Hillhouse Fund II, L.P. is deemed to be interested in the 13,445,978 shares held by Hillhouse BGN Holdings Limited.

(7)
(i) 14,455,195 ordinary shares are held by Capital International, Inc.; (ii) 382,031 ordinary shares held by Capital International Limited; (iii) 1,980,425 ordinary shares are held by Capital International Sarl; (iv) 51,669,696 ordinary shares are held by Capital Research and Management Company; and (v) 2,024,620 ordinary shares are held by Capital Bank & Trust Company.

Capital Group International, Inc. is wholly owned by Capital Research and Management Company. Capital International, Inc., Capital International Limited and Capital International Sarl are wholly owned by Capital Group International, Inc. Capital Bank & Trust Company is wholly owned by The Capital Group Companies, Inc. For the purposes of the SFO, Capital Research and Management Company and Capital Group International, Inc. are deemed to be interested in the 16,817,651 ordinary shares held by Capital International, Inc., Capital International Limited and Capital International Sarl, and The Capital Group Companies, Inc. is deemed to be interested in the 2,024,620 ordinary shares held by Capital Bank & Trust Company.

Capital Research and Management Company is wholly owned by The Capital Group Companies Inc. For the purposes of the SFO, The Capital Group Companies Inc. is deemed to be interested in the 68,487,347 ordinary shares held by Capital Research and Management Company directly and indirectly.

(8)
Includes (i) 16,391,217 ordinary shares held by Mr. Oyler, (ii) Mr. Oyler's entitlement to receive up to 18,883,180 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of those options, and (iii) Mr. Oyler's entitlement to restricted share units equivalent to 829,938 ordinary shares, subject to vesting conditions;

  (iv) 10,000,000 ordinary shares held for the benefit of Mr. Oyler in a Roth IRA PENSCO trust account; (v) 102,188 ordinary shares held by The John Oyler Legacy Trust, of which Mr. Oyler's father is a trustee, for the benefit of his minor child, for which Mr. Oyler disclaims beneficial ownership; (vi) 7,743,227 ordinary shares held for the benefit of Mr. Oyler in a grantor retained annuity trust, of which Mr. Oyler's father is a trustee, for which Mr. Oyler disclaims beneficial ownership; (vii) 29,439,115 ordinary shares held by Oyler Investment LLC, 99% of the limited liability company interest owned by a grantor retain annuity trust, for which Mr. Oyler's father is a trustee, for which Mr. Oyler disclaims beneficial ownership; and (viii) 510,941 ordinary shares are held by The Oyler Family Legacy Trust for the benefit of Mr. Oyler's family members, of which Mr. Oyler 's father is a trustee and Mr. Oyler is the settlor.

        In the event that the Company conducts a securities offering prior to the closing pursuant to the general mandate granted by the shareholders at the annual general meeting held on June 5, 2019, and assuming Amgen purchases additional shares in such offering, the percentage interest held by Amgen in the issued share capital of the Company upon the closing will remain at 20.5%.

EQUITY FUND RAISING ACTIVITIES IN THE PAST TWELVE MONTHS

        The Company has not completed any equity fund raising activities in the twelve-month period immediately before October 31, 2019.

INFORMATION ABOUT AMGEN

        Amgen is a company incorporated in the State of Delaware with limited liability and is listed on the NASDAQ (Trading Symbol: AMGN). Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology. Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people's lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world's leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

        To the best of the knowledge, information and belief of the directors having made all reasonable enquiries, as at October 31, 2019, Amgen and its ultimate beneficial owners are independent of and not connected with the Company or any of its connected persons.

INFORMATION ABOUT THE COMPANY

        The Company is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 3,000 employees in China, the United States, Australia and Europe, the Company is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. The Company is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. The Company markets ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.*

*
ABRAXANE®, REVLIMID® and VIDAZA® are registered trademarks of Celgene Corporation.

REASONS FOR AND BENEFITS OF THE TRANSACTIONS

        China is one of the world's largest and fastest growing pharmaceutical markets and the demand for new oncology treatments in China is particularly acute. The Company is in the process of becoming a leading global innovative biotech company. As part of the Company's strategy, in addition to advancing our pipeline, the Company has also been focused on strengthening its capabilities in key areas such as clinical development and commercialization, which laid the foundation for the collaboration with Amgen on the potential China commercialization of KYPROLIS®, BLINCYTO® and XGEVA® and the development and China commercialization of the broad portfolio of pipeline assets. The Company is a leader in China for conducting oncology clinical development and has a robust and established commercial infrastructure in place. The Company believes that the Subscription and the Collaboration (collectively, the "Transactions") grant it the co-development opportunities in, and ultimately the China commercial rights to, a broad portfolio of Amgen's oncology assets. The Company can leverage its existing commercial infrastructure and clinical capability to significantly expand its commercial and clinical portfolio in China. The Company believes that the Transactions provide Amgen access to the Company's clinical trial capabilities in China to support the global development of select candidates from Amgen's early oncology portfolio and better integration of Amgen's global clinical development capabilities with China. The Transactions will further solidify the Company's leadership in oncology clinical development and commercialization in China. The Transactions will meaningfully grow Amgen's presence in China, and allow for potential China commercialization of KYPROLIS®, BLINCYTO® and XGEVA®. The Company expects that the Transactions will provide both potential short-term and long-term financial benefits to the Company.

        The consideration for the Transactions was determined by the parties to the Transaction Agreements following arm's length negotiations on normal commercial terms with reference to and having taken into account the proposed China commercialization plan of the In-Line Products and a global development plan for the Pipeline Products and the parties' assessment of the Company's ability to contribute to the global development plan through the conduct of clinical development in China.

        The directors, including all the existing independent non-executive directors, are of the view that the terms and conditions of the Subscription (including the Subscription Price) and the Collaboration (including the Annual Caps) are fair and reasonable and in the interests of the Company and the shareholders as a whole.

LISTING RULE IMPLICATIONS

        The Subscription Shares will be allotted and issued under the Specific Mandate to be approved by the shareholders at the EGM.

        An application will be made by the Company to the HKEx for the listing of, and permission to deal in, the Subscription Shares on the HKEx.

        Following the Subscription, Amgen will become a substantial shareholder of the Company under the HK Listing Rules and therefore a connected person of the Company under Chapter 14A of the HK Listing Rules. As a result, the transactions contemplated under the Collaboration Agreement constitute continuing connected transactions of the Company under Chapter 14A of the HK Listing Rules.

        As the highest applicable percentage ratio calculated with reference to Rule 14.07 of the HK Listing Rules in respect of the Collaboration is more than 5%, the transactions contemplated under the Collaboration Agreement are subject to the reporting, announcement and independent shareholder approval requirements under Chapter 14A of the HK Listing Rules.

INDEPENDENT BOARD COMMITTEE AND INDEPENDENT FINANCIAL ADVISER

        The Company has established an Independent Board Committee, comprised of the existing independent non-executive Directors to advise the independent shareholders on the Collaboration Agreement (including the Annual Caps) and the transactions contemplated thereunder. The Company has also appointed Anglo Chinese Corporate Finance, Limited as the Independent Financial Adviser to advise the Independent Board Committee and the independent shareholders on this matter. The letters of advice from the Independent Board Committee and the Independent Financial Adviser are included in this Proxy Statement.

EGM

        A notice convening the EGM to be held on December 27, 2019 (Friday) at the offices of Mourant Governance Services (Cayman) Limited, at 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands is set out in this Proxy Statement. Ordinary resolutions will be proposed at the EGM for the independent shareholders to approve (i) the Specific Mandate, (ii) the Collaboration Agreement, (iii) the Annual Caps, and (iv) the Director Appointment.

        To the best of the knowledge, information and belief of the directors having made all reasonable enquiries, no shareholder has a material interest in the Share Purchase Agreement and the Collaboration Agreement, and is required to abstain from voting on the resolutions at the EGM.

        A form of proxy for use at the EGM is enclosed with this Proxy Statement. Whether or not you intend to attend and vote at the EGM in person, you are requested to complete and return the accompanying form of proxy in accordance with the instructions printed thereon. Persons who hold our ordinary shares directly on our Cayman Islands register of members on the record date must return a form of proxy (i) by mail or by hand to the offices of our Cayman Registrar: Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, or (ii) by email at BeiGene@mourant.com. Persons who hold our ordinary shares directly on our Hong Kong register of members on the record date must return a form of proxy by mail or by hand to the offices of our HK Registrar: Computershare Hong Kong Investor Services Limited, 17M Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong as soon as possible, but in any event no later than 4 a.m. Cayman Islands Time / 5:00 p.m. Hong Kong Time on December 24, 2019. Completion and return of the form of proxy will not preclude you from attending and voting in person at the EGM or any adjourned meeting.

        In accordance with Rule 13.39(4) of the HK Listing Rules, all votes of the independent shareholders at the EGM shall be taken by poll.

        In order to qualify for the right to attend and vote at the EGM, all relevant share certificates and properly completed transfer forms must be lodged for registration with the Company's Hong Kong Branch Share Registrar, Computershare Hong Kong Investor Services Limited, Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong before 4:30 p.m. Hong Kong Time on November 27, 2019.

RECOMMENDATION

        The Board of Directors is of the view that the terms of the Share Purchase Agreement (including the Director Appointment) and the Collaboration Agreement (including the Annual Caps) have been negotiated on an arm's length basis, on normal commercial terms, are fair and reasonable, and in the interests of the Company and the shareholders as a whole. Accordingly, the Board of Directors recommends the independent shareholders to vote in favor of the resolutions to be proposed at the EGM. Before deciding how to vote on the resolutions at the EGM, you are advised to read the Letter from the Independent Board Committee on page 24 of this Proxy Statement and the letter from the Independent Financial Adviser from pages 25 to 51 of this Proxy Statement which contains their advice to the Independent Board Committee and independent shareholders in relation to the Collaboration Agreement (including the Annual Caps).

        None of the directors has any material interest in the Share Purchase Agreement and the Collaboration Agreement and the transactions contemplated thereunder nor is any of them required to abstain from voting on the relevant board resolutions.

By order of the Board of Directors BeiGene, Ltd. Mr. John V. Oyler Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

November 29, 2019

To the independent Shareholders of BeiGene, Ltd.

Dear Sir/Madam,

CONTINUING CONNECTED TRANSACTIONS IN RELATION TO THE COLLABORATION AGREEMENT

        We refer to the Proxy Statement of the Company to the shareholders dated November 29, 2019, of which this letter forms part. Unless the context requires otherwise, capitalized terms used in this letter will have the same meanings as those defined in this Proxy Statement.

        We, the Independent Board Committee, have been appointed to advise you on the terms of the Collaboration Agreement (including the Annuals Caps). Anglo Chinese Corporate Finance, Limited has been appointed as the Independent Financial Adviser to advise you and us in this regard. Details of its advice are set out from pages 25 to 51 of the Proxy Statement.

        Having considered the advice given by the Independent Financial Adviser, in particular the principal factors, reasons and recommendation as set out in its letter, we consider that (i) the transactions contemplated under the Collaboration Agreement (including the Annual Caps) are in the ordinary and usual course of business of the Company and are in the interests of the Company and the shareholders as a whole; and (ii) the Collaboration Agreement (including the Annual Caps) are on normal commercial terms and are fair and reasonable so far as the Company and its shareholders are concerned. Accordingly, we recommend that you vote in favor of the relevant ordinary resolutions to be proposed at the EGM to approve the Collaboration Agreement (including the Annual Caps) and the transactions contemplated thereunder.

Yours faithfully,

For and on behalf of the
Independent Board Committee

BeiGene, Ltd.

Mr. Timothy Chen	Mr. Donald W. Glazer	Mr. Michael Goller
Mr. Ranjeev Krishana	Mr. Thomas Malley	Mr. Qingqing Yi
Mr. Jing-Shyh (Sam) Su

Independent non-executive Directors

Independent Board Committee
and the Independent Shareholders of
BeiGene, Ltd.

November 29, 2019

Dear Sir or Madam,

CONTINUING CONNECTED TRANSACTIONS IN RELATION TO THE
COLLABORATION AGREEMENT

INTRODUCTION

        We refer to our appointment as the Independent Financial Adviser to advise the Independent Board Committee and the independent shareholders on the fairness and reasonableness of the terms of the Collaboration Agreement and the transactions contemplated thereunder, as well as whether the Collaboration Agreement is on normal commercial terms and in the ordinary course of business of the Company, and to make a recommendation to the independent shareholders in respect thereof. The details of the Collaboration Agreement are set out in the Letter from the Board contained in the Circular, of which this letter forms part. Capitalised terms used in this letter shall have the same meanings as defined in the Circular unless the context requires otherwise.

        On October 31, 2019, the Company and Amgen entered into the Share Purchase Agreement in relation to the Subscription and the Collaboration Agreement in relation to the Collaboration. Following the Subscription, Amgen will become a substantial shareholder holding approximately 20.5% of the issued share capital of the Company and, therefore, a connected person of the Company under Chapter 14A of the HK Listing Rules. As a result, the transactions contemplated under the Collaboration Agreement constitute continuing connected transactions of the Company under Chapter 14A of the HK Listing Rules. As the highest applicable percentage ratio calculated with reference to Rule 14.07 of the HK Listing Rules in respect of the Collaboration is more than 5%, the transactions contemplated under the Collaboration Agreement are subject to the reporting, announcement and independent shareholder approval requirements under Chapter 14A of the HK Listing Rules.

        The Independent Board Committee, comprising all the independent non-executive directors of the Company, namely Mr. Timothy Chen, Mr. Donald W. Glazer, Mr. Michael Goller, Mr. Ranjeev Krishana, Mr. Thomas Malley, Mr. Jing-Shyh (Sam) Su and Mr. Qingqing Yi, has been formed to advise the independent shareholders in relation to the Collaboration Agreement, including the Annual Caps and the transactions contemplated thereunder.

BASIS OF OUR OPINION

        In formulating our opinion and recommendation, we have relied on the information and documents supplied, and the opinions expressed, by the executive directors and management of the Company and have assumed that the information provided and opinions expressed to us are true, accurate and complete in all material aspects at the time provided or made and up to the date of the EGM.

        We have sought and obtained confirmation from the Company that no material facts have been omitted from the information supplied and opinions expressed to us. We have no reason to believe any material information has been withheld. We consider that we have reviewed sufficient information to reach the conclusion set out in this letter. We have not, however, carried out any independent verification of the information provided to us by the directors, nor have we conducted any form of in-depth investigation into the business and affairs or prospects of the Company.

        Apart from normal professional fees for our services to the Company in connection with our appointment described above, no arrangement exists whereby we will receive any fees or benefits from the Company, its subsidiaries, directors, chief executive, substantial shareholders or any associates of any of them.

PRINCIPAL FACTORS AND REASONS CONSIDERED

        In formulating our opinion and recommendation in relation to the Collaboration Agreement, we have taken into account the following principal factors and reasons:

Background information of the Company

        The Company, listed on the NASDAQ on February 4, 2016 and the HKEx on August 8, 2018, is a commercial-stage biotechnology company which focuses on developing and commercialising innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer. The Company is a leader in China for conducting oncology clinical development and has a robust and established commercial infrastructure in place. It has a highly experienced team in China, including a 700-person commercial organization and a 600-person clinical development organization. The Company operates in China, the United States, Australia and Europe with more than 3,000 employees, and has more than 1,000 employees in its global clinical development team as of September 30, 2019. In addition, the Company is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer.

        The Company currently has three principal internally developed products:

  1)
  zanubrutinib (BGB-3111), a potentially best-in-class investigational small molecule inhibitor of Bruton's tyrosine kinase, or BTK;

  2)
  tislelizumab (BGB-A317), an investigational humanised monoclonal antibody against the immune checkpoint receptor programmed cell death protein 1 (PD-1); and

  3)
  pamiparib (BGB-290), an investigational small molecule inhibitor of the poly ADP-ribose polymerase 1 (PARP1) and PARP2 enzymes.

        All of these drug candidates are currently in late-stage clinical trials, being phase 2 or 3 pivotal trials globally and/or in China. In addition, on November 14, 2019, the U.S. Food and Drug Administration ("FDA") granted accelerated approval for BRUKINSA™ (zanubrutinib) for the treatment of adult patients with mantle cell lymphoma who have received at least one prior therapy. This is the Company's first approval of one of its internally developed product candidates and the first FDA approval of a cancer drug based primarily on efficacy data obtained from clinical trials in China.

Licensing and collaboration arrangements of the Company

        The Company pursues in-licensing opportunities that allows it to help its collaborators by leveraging its capabilities in clinical development and commercialization in China and other Asia-Pacific countries. Currently, the Company markets ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation. Other collaborators include Mirati Therapeutics, Inc., Zymeworks Inc., BioAtla LLC, Ambrx, Inc., and SpringWorks Therapeutics. A summary of the key terms of these collaborations are set out in the table below:

Table 1—Summary of key collaboration agreements of the Company with other independent pharmaceutical companies

Counterparty	1a. Celgene Corporation ("Celgene")	1b. Celgene Corporation	2. Mirati Therapeutics, Inc. ("Mirati")	3. Zymeworks Inc. ("Zymeworks")	4. Ambrx Inc. ("Ambrx")	5. BioAtla LLC ("BioAtla")	6. SpringWorks Therapeutics, Inc. ("SpringWorks")
Date	August, 2017	August, 2017	January, 2018	November, 2018	March, 2019	April, 2019	June, 2019
Scope

Exclusive license granted to the Company to market Celgene's approved cancer therapies ABRAXANE®, REVLIMID® and VIDAZA®

Exclusive rights granted to the Company to develop and commercialize avadomide (CC-122).

		Exclusive right granted to Celgene to develop and commercialize the Company's tislelizumab (BGB-A317) for solid tumors	Exclusive license agreement with Mirati for the development, manufacturing and commercialization of Mirati's sitravatinib

Licenses acquired by the Company to develop and commercialize (i) clinical-stage bispecific antibody candidate ZW25 and its preclinical-stage bispecific antibody drug conjugate (ADC) ZW49 developed by Zymerworks in specified territory; and (ii) up to three other bispecific antibodies using Zymeworks' Azymetric and EFECT platforms globally.

Both parties jointly develop globally ZW25 and ZW49 in HER2 expressing solid tumors, including gastric and breast cancer, with the Company enrolling patients and contributing clinical trial data from the licensed territories.

Global research and development collaboration with Ambrx

Co-development, manufacturing and commercialization of BioAtla's investigational CAB-CTLA-4 antibody (BA3071).

The Company will hold a co-exclusive license with BioAtla to develop and manufacture the product candidate globally and an exclusive license to commercialize the product candidate globally.

Formation of MapKure, LLC ("MapKure"), a newly created entity that is jointly owned by the Company and SpringWorks, to develop the Company's BGB-3245.

Counterparty	1a. Celgene Corporation ("Celgene")	1b. Celgene Corporation	2. Mirati Therapeutics, Inc. ("Mirati")	3. Zymeworks Inc. ("Zymeworks")	4. Ambrx Inc. ("Ambrx")	5. BioAtla LLC ("BioAtla")	6. SpringWorks Therapeutics, Inc. ("SpringWorks")
Details of the products	ABRAXANE® (paclitaxel albumin-bound particles for injectable suspension) is a solvent-free chemotherapy product which was developed using Celgene's proprietary nab® technology platform.

REVLIMID® (lenalidomide) is an oral immunomodulatory drug that was approved by the NMPA in China in 2013 for the treatment of multiple myeloma, or MM, in combination with dexamethasone in adult patients who have received at least one prior therapy.

Tislelizumab (BGB-A317)—is an investigational humanized IgG4 monoclonal antibody against the immune checkpoint receptor programmed cell death protein 1, or PD-1, specifically designed to minimize binding to FcgR on macrophages, that is currently being evaluated in a broad pivotal clinical program for both solid tumor and hematological indications, both globally and in China, for which the Company submitted for approval in China in 2018 initially for the treatment of R/R classical Hodgkin's lymphoma, or cHL.	Sitravatinib is an investigational spectrum-selective kinase inhibitor which potently inhibits receptor tyrosine kinases, including RET, TAM family receptors (TYRO3, Axl, MER), and split family receptors (VEGFR2, KIT). Sitravatinib is being evaluated by Mirati as a single agent in a dose-expansion trial in patients whose tumors harbor specific genetic alterations in NSCLC and other tumors.	ZW25 is being evaluated in a Phase 1 clinical trial in the United States and Canada. It is a bispecific antibody, based on Zymeworks' Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding.

ZW49 is a novel bispecific ADC targeting two non-overlapping epitopes of HER2 resulting in enhanced internalization and delivery of its proprietary ZymeLink cytotoxic payload.

					Use of Ambrx's technology platform, proprietary Expanded Genetic Code technology platforms designed to allow the efficient incorporation of non-natural amino acids into proteins in both E. Coli (ReCODE™) and CHO cells (EuCODE™), to create next-generation biologics drugs.	BA3071 is a novel, CTLA-4 inhibitor that is designed to be conditionally activated in the tumor microenvironment in order to reduce systemic toxicity.	BGB-3245 is an investigational, oral, selective small molecule inhibitor of monomer and dimer forms of activating B-RAF mutations including V600 BRAF mutations, non-V600 B-RAF mutations, and RAF fusions.

Counterparty	1a. Celgene Corporation ("Celgene")	1b. Celgene Corporation	2. Mirati Therapeutics, Inc. ("Mirati")	3. Zymeworks Inc. ("Zymeworks")	4. Ambrx Inc. ("Ambrx")	5. BioAtla LLC ("BioAtla")	6. SpringWorks Therapeutics, Inc. ("SpringWorks")
VIDAZA® (azacitidine for injection) is a pyrimidine nucleoside analog that has been shown to reverse the effects of DNA hypermethylation and promote subsequent gene re-expression.

Avadomide (CC-122), an investigational next-generation Cereblon modulator currently in clinical development by Celgene outside of China for lymphoma and hepatocellular carcinomas, or HCC.

Territory	China, excluding Hong Kong, Macau and Taiwan	United States, Europe, Japan and the rest of the world other than Asia	Asia (excluding Japan), Australia and New Zealand	Asia (excluding Japan), Australia, and New Zealand for ZW25 and ZW49; and globally for up to three other bispecific antibodies	Global	Global	Outside of Asia, but including rights to Japan

Counterparty	1a. Celgene Corporation ("Celgene")	1b. Celgene Corporation	2. Mirati Therapeutics, Inc. ("Mirati")	3. Zymeworks Inc. ("Zymeworks")	4. Ambrx Inc. ("Ambrx")	5. BioAtla LLC ("BioAtla")	6. SpringWorks Therapeutics, Inc. ("SpringWorks")
Royalties	No royalty payment	The Company may receive tiered royalties based on percentages of annual net sales, depending on specified terms, in the low double digit to mid-twenties, with customary reductions in specified circumstances.

Royalties are payable on a licensed product-by-product and country-by-country basis until the latest of the expiration of the last valid patent claim, the expiration of regulatory exclusivity, or 12 years after the first commercial sale of such licensed product in the country of sale.

			The Company pays royalties calculated based on tiered percentage rates ranging from mid-single digits to 20% on annual net sales of sitravatinib in the licensed territory.	The Company pays to Zymeworks: • tiered royalties on future sales of ZW25 and ZW49 in the licensed territory; • tiered royalties on future global sales of bispecific products developed by the Company.	The Company pays to Ambrx tiered royalties on future global sales.	The Company pays to BioAtla tiered royalties on sales in Asia (excluding Japan), Australia and New Zealand (Company Territory).	The Company pays royalties on sales in the specified territory.

Counterparty	1a. Celgene Corporation ("Celgene")	1b. Celgene Corporation	2. Mirati Therapeutics, Inc. ("Mirati")	3. Zymeworks Inc. ("Zymeworks")	4. Ambrx Inc. ("Ambrx")	5. BioAtla LLC ("BioAtla")	6. SpringWorks Therapeutics, Inc. ("SpringWorks")
Other economic terms	The Company paid US$4.5 million in cash (in addition to other non-cash consideration) for the license and acquisition of Celgene Shanghai, a subsidiary of Celgene Holdings East Corporation (later renamed as BeiGene Pharmaceutical (Shanghai) Co., Ltd.).	The Company receives upfront payments of US$263 million and a US$150 million equity investment from Celgene.

The Company may also receive up to US$980 million in potential development, regulatory and sales milestone payments.

The Company makes an upfront cash payment of US$10 million and milestone payments of up to US$123 million to Mirati.	For license and collaboration agreements for ZW49 and ZW25, the Company makes:

•

upfront payments of US$40 million; and

•

milestone payments of up to US$390 million for both product candidates.

For research and license agreement for the Azymetric and EFECT platforms, the Company makes:

•

upfront payment of US$20 million; and

•

development and commercial milestone payments of up to US$702 million total for up to three bispecific product candidates developed under the agreement

The Company pays to Ambrx:

•

upfront payment of US$10 million to fund discovery and research activities and additional upfront payments of up to US$19 million if the Company elects to initiate additional programs; and

•

development, regulatory, and sales-based milestone payments up to US$446 million for all programs

The Company bears all costs of development, manufacturing and commercialization in the Company Territory.

Both parties share development and manufacturing costs and commercial profits and losses upon specified terms in the rest of the world.

The Company pays BioAtla:

•

upfront payment of US$20 million

•

milestone payment upon reaching the defined early clinical objectives; and

•

additional payments up to US$249 million in subsequent development and regulatory milestones globally and commercial milestones in the Company Territory

SpringWorks made an equity investment into MapKure and the Company contributed an exclusive royalty and milestone-bearing license to develop and commercialize BGB-3245 outside of Asia, but including rights to Japan, in exchange for a majority ownership position in MapKure.

Counterparty	1a. Celgene Corporation ("Celgene")	1b. Celgene Corporation	2. Mirati Therapeutics, Inc. ("Mirati")	3. Zymeworks Inc. ("Zymeworks")	4. Ambrx Inc. ("Ambrx")	5. BioAtla LLC ("BioAtla")	6. SpringWorks Therapeutics, Inc. ("SpringWorks")
Term	10 years and may be terminated by either party in specified circumstances.	Continue until expiry of royalty term of licensed product.	The later of: (i) the date of expiration of patent that covers the licensed product; (ii) 10 years after first commercial sale; and (iii) the expiration of regulatory exclusivity.	Not publicly disclosed.	Not publicly disclosed.	Not publicly disclosed.	Not publicly disclosed.

Sources: The Company, websites and SEC filings of the Company and Mirati

Note: According to the information provided by the Company, the royalties generally range from mid-single digit to lower double digits percentages for the transactions above involving royalty payments.

Information on Amgen

Background information

        Amgen, listed on the NASDAQ (trading symbol: AMGN), has been a biotechnology pioneer since 1980 and has grown to be one of the world's leading independent biotechnology companies, and is developing a pipeline of medicines with breakaway potential. As a U.S. Fortune 500 company in 2018, Amgen has a workforce of around 21,500 employees and a global presence in more than 100 countries as at December 31, 2018. As at November 15, 2019, its market capitalisation stood at approximately US$130 billion.

Product portfolio

        Amgen focuses on human therapeutics for the treatment of serious illness in the areas of oncology/hematology, cardiovascular diseases, and inflammatory diseases and neurological diseases. Its products are marketed around the world with the United States being its largest market. Amgen's marketed products portfolio includes:

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  Enbrel® (etanercept) for arthritis treatments;

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  Neulasta® (pegfilgrastim), which helps reduce the chance of infection due to a low white blood cell count in cancer patients;

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  Aranesp® (darbepoetin alfa) and EPOGEN® (epoetin alfa) for anemia treatments;

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  Sensipar®/Mimpara® (cinacalcet) for treatment of secondary hyperparathyroidism in adult patients with chronic kidney disorder;

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  XGEVA® (denosumab), which helps to prevent skeletal-related events (pathological fracture, radiation to bone, spinal cord compression or surgery to bone) in patients with bone metastases from solid tumors and multiple myeloma;

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  Prolia® (denosumab), which contains the same active ingredient as XGEVA® (denosumab) but is approved for different indications, patient populations, doses and frequencies of administration; and

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  other marketed products, such as KYPROLIS® (carfilzomib), Nplate® (romiplostim), Vectibix® (panitumumab), Repatha® (evolocumab), NEUPOGEN® (filgrastim), Parsabiv®, BLINCYTO® (blinatumomab), Aimovig® (erenumab-aooe), IMLYGIC® (talimogene laherparepvec), Corlanor® (ivabradine), KANJINTITM (biosimilar trastuzumab) and AMGEVITATM (biosimilar adalimumab).

Market presence

        The largest concentration of Amgen's sales and marketing forces is based in the United States and Europe. Additionally, it continues to expand the commercialization and marketing of its products into other geographic territories, including parts of Latin America, the Middle East and Asia. The Collaboration is expected to significantly accelerate Amgen's plans to expand its oncology presence in China, which is described by Amgen as the world's second largest pharmaceutical market.

        Earlier this year, Amgen launched its first-ever product in China, Repatha® (evolocumab), an LDL cholesterol-lowering treatment proven to reduce the risk of heart attacks and strokes. Amgen expects to launch a number of other non-oncology medicines in China over the next several years, including Prolia® (denosumab), which reduces the risk of fracture in postmenopausal women with osteoporosis.

        According to the annual report of Amgen for the year ended December 31, 2018 as published on the website of the SEC, Amgen operates under one business segment, human therapeutics. For the year ended December 31, 2018, Amgen generated product sales of approximately US$22.5 billion with its top products, being ENBREL, Neulasta®, Prolia®, Aranesp®, XGEVA®, Sensipar®/Mimpara® and EPOGEN® accounting for 81% of its sales. Geographically, the United States accounted for approximately 77% of its total sales. Revenue of Amgen in 2018 increased by about 3% from 2017 driven primarily by sales of Prolia®, XGEVA®, Repatha® and KYPROLIS®, along with its recently launched products Aimovig® and Parsabiv®. Product sales grew by about 2% in the United States and 9% in the rest of the world in 2018 as compared to 2017.

Research and development

        Amgen has R&D centers in Thousand Oaks and San Francisco, California, United States Cambridge, Massachusetts, United States; Iceland; and the United Kingdom, as well as smaller research centers and development facilities globally. For the years ended December 31, 2018, 2017 and 2016, Amgen's research and development expenses were approximately US$3.7 billion, US$3.6 billion and US$3.8 billion, respectively.

Reasons for and benefits of the collaboration

        China is one of the world's largest and fastest growing pharmaceutical markets and the demand for new oncology treatments in China is particularly acute. The Company is in the process of becoming a leading global innovative biotech company. As part of the Company's strategy, in addition to advancing its own pipeline, the Company has also focused on strengthening capabilities in key areas such as clinical development and commercialization, which laid the foundation for the collaboration with Amgen on the potential China commercialization of KYPROLIS®, BLINCYTO® and XGEVA® and the development and commercialization of the broad portfolio of pipeline assets. The Company is a leader in China for conducting oncology clinical development and has a robust and established commercial infrastructure in place. The Company believes that the Transactions grant it the co-development opportunities in, and ultimately the China commercial rights to, a broad portfolio of Amgen's oncology assets. The Company can leverage its existing commercial infrastructure and clinical capability significantly to expand its commercial and clinical portfolio in China. The Company believes that the Transactions provide access to the Company's clinical trial capabilities in China to support the global development of select candidates from Amgen's early oncology portfolio and better integration of Amgen's global clinical development capabilities with China. The Transactions will further solidify the Company's leadership in oncology clinical development and commercialization in China. The Transactions will meaningfully grow Amgen's presence in China, and allow for potential China commercialization of KYPROLIS®, BLINCYTO® and XGEVA®. The Company expects that the Transactions will provide potential short-term and long-term financial benefits to the Company.

        The consideration for the Transactions was determined by the parties to the Transaction Agreements following arm's length negotiations on normal commercial terms with reference to, and having taken into account, the proposed China commercialization plan of the In-Line Products and a global development plan for the Pipeline Products and the parties' assessment of the Company's ability to contribute to the global development plan through the conduct of clinical development in China.

Market response to the announcement of the Collaboration

        Set out below is a graph showing the market performance of the shares of the Company commencing on November 1, 2019 being the first day on which trading on the HKEx took place following the publication of the announcement of the Collaboration up to November 27, 2019.

Source: Bloomberg

        It will be seen that the shares traded at premia of between 32.3% and 51.9% to the average closing price of the shares of the Company for the five trading days up to and including October 31, 2019 and up to November 27, 2019. Such performance of the shares of the Company since November 1, 2019 is in our view closely correlated to the market's perception of the benefits that are expected to arise from the Collaboration.

Principal terms of the Collaboration Agreement

        On October 31, 2019, the Company entered into a strategic collaboration with Amgen to jointly develop and commercialize Amgen's oncology products in China.

        Set out below are the principal terms of the Collaboration Agreement:

Date	:	October 31, 2019
Parties	:	The Company BeiGene Switzerland Amgen
Term	:	The Collaboration Agreement will continue in effect on a product-by-product basis unless terminated by either party pursuant to its terms.
		Three In-Line Products	20 Pipeline Products
Subject matter	:
The Company will commercialize three In-Line Products for a period of five or seven years following each product's regulatory approval in China, except for one that will be retained by the Company (and continue to subject to the profit and loss share).
The parties will jointly develop up to 20 Pipeline Products globally, including China. The Company will assume commercial rights in China for seven years after launch for those that receive approval in China, including AMG 510, with the right to retain commercialization right for up to six of the Pipeline Products in China (other than AMG 510).
Products involved	:	In-Line Products, being XGEVA® (denosumab), KYPROLIS® (carfilzomib), and BLINCYTO® (blinatumomab), which are oncology drugs developed by Amgen.	Pipeline Products, being 20 oncology pipeline products of Amgen.

Funding of development cost	:	The parties will co-fund development costs for expanded indications of the In-Line Products in China as part of the profit and loss share, subject to specified annual and aggregate limits by the Company.	The parties will co-fund global research and development costs, with the Company contributing up to US$1.25 billion worth of development services and/or cash over the term of the Collaboration to advance the Pipeline Products.
Sharing of profits and losses during commercialization	:
The parties have agreed to equally share profits and losses for the In-Line Products in China during each product's commercialization period, being five or seven years after each product's regulatory approval in China (and before the rights are reverted back to Amgen for the two products not retained by the Company).
The parties have agreed to equally share profits and losses for the Pipeline Product's in China during each product's commercialization period, being seven years after obtaining approval in China (and before the rights are reverted back to Amgen for the products not retained by the Company).
XGEVA® received its approval in China in September, 2019 and its commercialization period will commence after transition of operational responsibilities for the product.
Royalties:	:
After expiration of the commercialization period for each of the In-Line Products, two of three of the In-Line Products will be transitioned back to Amgen and the Company will be eligible to receive tiered mid-single to low-double digit royalties on net revenues in China of each In-Line Product for an additional five years.
The Company will be eligible to receive tiered mid-single digit royalties on net sales of each Pipeline Product globally outside of China, other than AMG 510, Amgen's investigational KRAS G12C inhibitor, on a product-by-product and country-by-country basis, until the latest of (i) the expiration of the last valid patent claim, (ii) the expiration of regulatory exclusivity, or (iii) the earlier of (x) eight years after the first commercial sale of such product in the country of sale or (y) 20 years from the date of first commercial sale of the product anywhere in the world.

After the expiration of the seven-year commercialization period in China, each product will be transitioned back to Amgen and the Company will be eligible to receive tiered mid-single to low-double digit royalties on net sales in China for an additional five years (other than a maximum of six products retained by the Company).
Retained Products	:	The Company will have the option to retain one of the In-Line Products to commercialize for as long as the product is sold in China.
Depending on how many of the 20 Pipeline Products receive approval in China, the Company will have the right to retain approximately one of every three approved Pipeline Products, up to a total of six, other than AMG 510, to commercialize for as long as each such product is sold in China.
Exclusivity	:	The parties are subject to specified exclusivity requirements in China.	The parties are subject to specified exclusivity requirements globally.

COLLABORATION AGREEMENTS OF COMPARABLE PHARMACEUTICAL COMPANIES

        We have compared the key terms of collaboration arrangements in the pharmaceutical industry as shown below. We have selected collaboration arrangements on development and commercialization of pharmaceutical drugs of U.S. listed pharmaceutical companies involving non-controlling equity investments of over US$500 million based on public filings with the SEC in the past five years and information available on Bloomberg. We consider the list of comparable transactions to be exhaustive and a five-year period to be an appropriate selection criteria for comparing terms of collaborative arrangements in the prevailing market conditions.

Table 2—Partial purchase and collaboration arrangements amongst international pharmaceutical companies in the past five years

	BeiGene / Amgen	Galapagos / Gilead	Biogen / Ionis	BMS / Nektar	Juno / Celgene
Parties	• The Company • Amgen	• Galapagos NV ("Galapagos") • Gilead Sciences, Inc. ("Gilead")	• Biogen Inc. ("Biogen") • Ionis Pharmaceuticals, Inc. ("Ionis")	• Bristol-Myers Squibb ("BMS") • Nektar Therapeutics ("Nektar")	• Juno Therapeutics, Inc. ("Juno") • Celgene Corporation ("Celgene")
Date	October 31, 2019	July, 2019	April, 2018	February, 2018	June, 2015
Scope	The Company develops and commercializes the In-Line Products and Pipeline Products of Amgen in China.	Exclusive product license and option rights are granted to Gilead to co-develop and commercialize all current and future Galapagos' products in certain territories.	Develop novel antisense oligonucleotide drug candidates for a broad range of neurological diseases	Global strategic development and commercialization collaboration for Nektar's lead immuno-oncology program, NKTR-214, in combination with BSM's Opdivo (nivolumab) and Opdivo plus Yervoy (ipilimumab)	Global development and commercialization of Juno's oncology and cell therapy auto-immune product candidates
Key products	• 3 oncology In-Line Products • 20 oncology Pipeline Products developed by Amgen

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Filgotinib, a phase 3 experimental compound for rheumatoid arthritis and other inflammatory diseases

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GLPG1690, a first-in-class, phase 3 candidate for idiopathic pulmonary fibrosis

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GLPG1972, a first-in-class, phase 2b candidate for osteoarthritis

No specific products disclosed

NKTR-214, a CD122-biased agonist, is an investigational immuno-stimulatory therapy designed to selectively expand cancer-fighting T cells and natural killer (NK) cells directly in the tumor micro-environment and increase PD-1 expression on those immune cells.

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CD19 and CD22 directed CAR-T product candidate for T cell therapeutic strategies to develop treatments for patients with cancer and autoimmune diseases with an initial focus on Chimeric Antigen Receptor Technology (CAR-T) and T Cell Receptor (TCR) technologies.

	BeiGene / Amgen	Galapagos / Gilead	Biogen / Ionis	BMS / Nektar	Juno / Celgene
Upfront cash/ Equity investments	Amgen pays the Company: • US$2.7 billion equity investment for 20.5% ownership	Gilead pays Galapagos: • US$3.95 billion upfront cash • US$1.1 billion equity investment, which will increase Gilead's stake in Galapagos from approximately 12.3% to 22%	Biogen pays Ionis: • upfront payment of $375 million • $625 million for the purchase of an 8% equity stake.	BMS pays Nektar: • $1.0 billion of upfront cash payment • $850 million of equity investment for 5% ownership	Celgene pays Juno: • US$150 million upfront cash • Approximately US$850 million equity investment for 9% ownership
Royalty	In-Line Product

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Company to share profits and losses for 5 or 7 years and then receive tiered mid-single to low-double digit royalties on net revenues in China for each In-Line Product transitioned back to Amgen for 5 years

Pipeline Product

•

Company to receive tiered mid-single digit royalties on net sales of each Pipeline Product (except AMG510) globally outside of China

•

Company to share profits and losses for 7 years and then receive tiered mid-single to low-double digit royalties on net sales in China for each Pipeline Product transitioned back to Amgen for 5 years

Filgotinib

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Galapagos is entitled to tiered royalties ranging from 20-30% outside specified territories for Filgotinib

GLPG1690 and GLPG1972

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Galapagos is entitled to tiered royalties ranging from 20-24% on net sales for specified territories

Ionis is eligible to receive tiered royalties up to the 20% range on net sales.	No royalties	For product candidates arising from the CD19 and CD22 programs:

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Celgene to pay Juno royalties at a percentage in the mid-teens of net sales of such product candidates in specified territories

For product candidates arising from Juno programs (other than CD19 and CD22) that are subject to a license agreement:

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Celgene to pay Juno tiered royalties ranging from the high single digits to the mid-teens on net sales in specified territories, calculated based on the stage of development.

	BeiGene / Amgen	Galapagos / Gilead	Biogen / Ionis	BMS / Nektar	Juno / Celgene
Other economic terms	Pipeline Products

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Both parties co-fund global development costs, with the Company contributing up to US$1.25 billion worth of development services and/or cash over the term of the Collaboration

•

50/50 profit and loss sharing in China during commercialization period

In-line Products

•

50/50 sharing of profits and losses in China during commercialization period

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Sharing of the costs of developing additional indications for the In-Line Products in China, subject to an annual maximum contribution by the Company of US$12.5 million and an aggregate maximum of US$37.5 million

Filgotinib

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50/50 basis for sharing commercialization profits in specified territories

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Equal share of future global development costs

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Gilead to pay in total US$1.27 billion potential milestone payments outside specified territories

GLPG1690 and GLPG1972

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Galapagos to fund all development costs until end of Phase 2

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After completion of a qualifying Phase 2 study, Gilead will have the option to acquire an expanded license to the compound, where Gilead and Galapagos will co-develop the compound and share costs equally

•

Gilead to make opt-in payments by following regulatory approvals

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Milestone fee payable by Gilead for the two products following approval in the U.S.

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Biogen has an option to license certain therapies and will develop and commercialize these therapies.

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Biogen may pay development milestones to Ionis of up to US$125 million or US$270 million depending on the indication, and royalties on net sales.

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Nektar is eligible to receive an additional $1.78 billion in milestones, of which $1.43 billion are development and regulatory milestones and the remainder are sales milestones.

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Nektar will book revenue for worldwide sales of NKTR-214 and the companies will split global profits for NKTR-214 with Nektar receiving 65% and BSM 35%.

•

BSM will retain 100% of product revenues for its own medicines.

•

The parties also will share development costs relative to their ownership interest of medicines included in the trials.

•

Juno is responsible for all development costs in North America and retains commercialization rights in those territories;

•

Celgene to develop and commercialize products in the rest of the world.

•

Celgene has certain co-promotion options: (1) Celgene will initially be eligible to select two programs (excluding CD19 and CD22) to be subject to a global profit sharing agreement under which the companies will share worldwide expenses and profits equally, except in China; and (2) additionally, subject to additional obligations, Celgene may select a third program.

Term	Collaboration continues in effect on a product-by-product basis unless terminated by either party.	10 years and up to an additional 3 years for programmes that have entered into clinical development (ex-Filgotinib)	10 years	Not publicly disclosed	10 years

Sources: Bloomberg, company websites and SEC filings of Gilead, Biogen, BMS and Celgene

ASSESSMENT OF THE COLLABORATION AGREEMENT

Amgen was an independent third party not connected with the Company prior to entering the Collaboration Agreement and the Share Purchase Agreement

        Prior to completion of the Share Purchase Agreement, Amgen and its ultimate beneficial owners are independent of and not connected with, the Company or any of its connected persons. It is solely as a result of completion of the Share Purchase Agreement that Amgen will become a substantial shareholder, and therefore a connected person, of the Company. Further, we understand from the Company that both the Collaboration Agreement and the Share Purchase Agreement were the subject of extensive negotiation conducted by the Company and Amgen independently and represented terms which a party could obtain on an entirely arm's length basis.

The Products comprising the In-Line Products and Pipeline Products

In-Line Products

        The three In-line Products, being XGEVA®, KYPROLIS®, and BLINCYTO®, are successfully developed oncology drugs by Amgen, all of which have obtained first regulatory approval outside of China for at least four years and have been subsequently marketed worldwide. XGEVA® and BLINCYTO® were developed by Amgen and KYPROLIS® was originally developed by Onyx Pharmaceuticals, Inc., a U.S. biopharmaceutical company which was acquired by Amgen in October, 2013 for approximately US$10.4 billion.

        Set out below are the summary of the basic information of the In-Line Products:

	XGEVA®	KYPROLIS®	BLINCYTO®
Drug name	denosumab	carfilzomib	blinatumomab
Therapy area	Oncology	Oncology	Oncology
Uses	Prevention of fracture, spinal cord compression, or the need for radiation or surgery to bone in patients with multiple myeloma and in patients with bone metastases from solid tumours.	Treatment of patients with relapsed or refractory multiple myeloma who have received one or more lines of therapy.	Treatment of B-cell precursor acute lymphoblastic leukemia (ALL) in patients who still have detectable traces of cancer after chemotherapy.
Status/ approval obtained	Received first approval from the FDA in 2010 and in launched in China in September, 2019	Received first approval from the FDA in 2012 and is currently in phase 3 trials in China	Received first approval from the FDA in 2014 and is currently in phase 3 trials in China
Countries in which the In-Line Products are sold
	Australia, India, Indonesia, Japan, South Korea, the United Kingdom, Switzerland, Spain, Russia, Italy, Germany, France, Denmark, Belgium, Austria, Israel, the United States, Canada, Brazil, Mexico, the EU and China	Australia, Japan, New Zealand, South Korea, the United Kingdom, Switzerland, Spain, Italy, Germany, France, Denmark, Belgium, Austria, Israel, the United States, Canada, Brazil, Mexico and the EU
Australia, Japan, New Zealand, South Korea, the United Kingdom, Switzerland, Spain, Russia, Italy, Germany, France, Denmark, Belgium, Austria, Israel, the United States, Canada, Brazil, Mexico and the EU

Sources: Website and annual report of Amgen, and information provided by the Company

        Set out below are the annual global sales of the In-Line Products by Amgen for the past three years:

(US$ million)	2016	2017	2018
XGEVA®	1,529	1,575	1,786
KYPROLIS®	692	835	968
BLINCYTO®	115	175	230

Source: Annual reports of Amgen for the relevant years

        While In-Line Products have a solid marketing history and have achieved substantial sales in the United States and in parts of the world, they have not previously been commercialized in China. XGEVA® was recently launched in China in September, 2019, while KYPROLIS® and BLINCYTO® are both in phase 3 trials in China. The new drug applications for KYPROLIS® and BLINCYTO® are expected to be submitted to the China National Medical Products Administration in 2020. As stated above, two of the In-Line Products, namely XGEVA® and KYPROLIS® were among the key products contributing to the increase in revenue of Amgen in 2018. Given the development status of the In-Line

Products and their respective sales track record in the past, these products present high potential value in the new market in China.

Pipeline Products

        The Pipeline Products consist of 20 oncology pipeline products developed by Amgen, including AMG 510, Amgen's investigational KRAS G12C inhibitor, which are currently at clinical- and late-preclinical-stage development. AMG 510 is Amgen's first KRAS G12C inhibitor that is being studied as a potential treatment for solid tumors. According to publication on the U.S. National Center for Biotechnology Information1, KRAS mutations are the initial, driving genetic factor for the growth and development of some of the deadliest cancers, with no effective pharmacologic inhibitors for the past three decades. Amgen announced in its 2018 annual report that it has moved AMG 510 from discovery to first-in-human trials in a record of just seven months in 2018. On October 30, 2019, Amgen published a peer-reviewed paper in Nature2, a scientific journal, on the novel structural insights that led to the discovery of AMG 510, the preclinical evidence of AMG 510 activity, its potential ability to induce tumor-cell killing as both a monotherapy and in combination with other therapies, and its impact on the immune system that may render tumor cells particularly sensitive to immunotherapy. In 2019, early clinical data have been presented on AMG 510 demonstrating significant single-agent anti-tumor activity in non-small cell lung cancer patients. In addition to AMG 510, the Pipeline Products also include Bispecific T-cell Engagers (BiTEs), immunotherapy agents for cancers, and agents that are intended for cancers that are highly prevalent in Asia. Set out below is a summary of 14 of the Pipeline Products, including AMG 510. The six other Pipeline Products are pre-clinical oncology assets, the particulars of which will be disclosed by the Company after they reach the clinical stage, subject to Amgen's consent.

Hematologic Tumors
Asset	Target	Indication	Modality	Stage
AMG 701	BCMA (B-cell maturation antigen)	MM (multiple myeloma)	HLE BiTE (half-life extended Bi-specific T-cell engager)	Phase 1
AMG 420	BCMA	MM	BiTE	Phase 1
AMG 176	Mcl-1 (Myeloid cell leukemia 1)	Hematologic	SM (small molecule) (i.v.)	Phase 1
AMG 397	Mcl-1	Hematologic	SM (oral)	Phase 1
AMG 330	CD33 (Cluster of Differentiation 33)	AML (acute myeloid leukemia)	BiTE	Phase 1
AMG 673	CD33	AML	HLE BiTE	Phase 1
AMG 427	FLT3 (FMS-like tyrosine kinase 3)	AML	HLE BiTE	Phase 1
AMG 562	CD19 (Cluster of Differentiation 19)	NHL (Non-Hodgkin's lymphoma)	HLE BiTE	Phase 1

Solid Tumors
Asset	Target	Indication	Modality	Stage
AMG 510	KRAS G12C (KRAS protein 12th amino acid glycine mutation to cysteine)	Solid tumors	SM	Phase 1
AMG 596	EGFRvIII (epidermal growth factor receptor variant III)	Glioblastoma	BiTE	Phase 1
AMG 757	DLL3 (Delta-like 3)	SCLC (small cell lung cancer)	HLE BiTE	Phase 1
AMG 160	PSMA (prostate-specific membrane antigen)	Prostate	HLE BiTE	Phase 1
AMG 212	PSMA	Prostate	BiTE	Phase 1
AMG 506	FAP x4-1BB (FAP-targeted 4-1BB agonist)	Solid tumors	DARPin® (designed ankyrin repeat protein)	Phase 1

Basis of Collaboration

Management of the Collaboration between the Company and Amgen and other material terms of the Collaboration Agreement

        It is intended that both parties will actively collaborate in the management team joint endeavour and in the event of a deadlock, the party with the primary responsibility for the execution of the collaborative activity will have the tie-breaking vote, except that Amgen will have sole responsibility for product manufacture and for the prosecution, maintenance and enforcement of its intellectual property. Matters to be resolved by the Company in the event of a deadlock are matters relating primarily to commercialization of Products and regulatory matters in China. Matters relating primarily to manufacture, safety, compliance, quality standards and the development of Products within China will be decided in the absence of agreement by Amgen.

        In order to manage effectively their joint collaborative effort, two committees, a Joint Steering Committee ("JSC") and the Joint Alliance Committee will be formed within 60 days of the effective date of the Collaboration Agreement, each with equal representation from the Company and Amgen. The JSC will be responsible primarily for overall product development, commercialization and distribution and the compliance and regulatory matters relating to the Collaboration. It will be chaired by two designated officers, one of which will be nominated by the Company and the other by Amgen. Below the JSC will be the Joint Alliance Committee which will have equal representation from the Company and Amgen and will be responsible for all operational matters relating to the development and commercialization of Products within China. The Collaboration Agreement specifies the frequency with which these committees will meet, the information to be produced and the process that decisions are made in the event of deadlock and the party entitled to the final decision to break a deadlock.

        The Collaboration Agreement also contains, among other provisions, detailed provisions on the provision of information, the conduct of audits, budgeting, the conduct of business, the protection of intellectual property and brand names, and arrangements to adopt if competing products are developed or licensed. Based on our discussion with the management of the Company and review of the Company's other collaboration agreements and international precedents described in table 1 and table 2 above, we are of the view that these provisions are what we would expect to see in arrangements involving major pharmaceutical businesses and serve to protect and regulate the performance of both parties. In our assessment, we have not identified any provisions which appear to be unduly onerous or disadvantageous to the Company.

Equal sharing of profits and losses of In-Line Products in China during their commercialization period

        The Collaboration Agreement specifies in detail the sharing of the net profits and losses for the sale of the three In-Line Products in China on a 50/50 basis during each In-Line Product's (i) commercialization period; and (ii) for such longer period if the Company retains an In-Line Product for sale in China, and how revenue and costs between the parties are to be calculated to ensure equitable sharing of the net revenue and costs. The commercialization period for the In-Line Products shall be five or seven years.

        The sharing of profits and losses is calculated according to the formula below:

        Net profit to be received/net loss to be borne by the Company = 50% × (net revenue of the relevant Product—manufacturing actual costs—commercialization and related costs)

        As shown in the table 2 above, equal sharing of profits and losses during commercialisation of developed drugs is seen in parts of the Galapagos/Gilead and Juno/Celgene transactions.

Option to retain certain In-Line Products for continuous commercialization

        At the end of the commercialization period, the Company shall have the option to select one In-Line Product to commercialize for as long as the product is sold in China. The other two In-Line Products will be transitioned back to Amgen and Amgen shall pay royalties, on a sliding scale, to the Company for a period of five years. In this regard, it is noted that the Juno/Celgene collaboration arrangement described in table 2 above also contains options available for one of the parties to the agreement to develop and commercialize the products in their respective territories. We have further discussed with the management of the Company and understand that the option to retain one In-Line Product to commercialize is not a standard industry term and is favourable and advantageous to the Company.

Company's cost ceilings for the Products

        The Company will share in the costs of developing additional indications for the In-Line Products in China which will be determined in accordance with a commercialization budget approved by a joint steering committee comprised of an equal number of representatives from BeiGene and Amgen, subject to an annual maximum contribution by the Company of US$12.5 million and an aggregate maximum of US$37.5 million over the term of the Collaboration Agreement.

        The Company is responsible for developing the 20 Pipeline Products in China pursuant to a development plan and budget for a period of at least 5 years, and which takes into account the agreed portion of clinical development to be conducted by the Company in China. The Company and Amgen will co-fund global development costs on a tiered-cost structure. Of this spending, the Company is committed to a maximum of US$1.25 billion worth of development services and/or cash, payable quarterly over the term of the Collaboration. Such development cost relates to the advancement of Pipeline Products from late pre-clinical or clinical stages to approval globally subject to the terms of the Collaboration Agreement.

        The Collaboration Agreement specifies in detail the joint development costs to be calculated and makes allocations for such matters such as non-cash expenditures, costs overruns and other matters to ensure that the global development costs are equitably shared. Based on the preliminary development plan and budget, the aggregate development cost to be contributed by Amgen is estimated to be multiple times the maximum development costs payable by the Company.

        We have reviewed the preliminary development plan and budget, which contains current estimates of projected revenue, development and marketing costs for each In-line Product and Pipeline Product (subject to a maximum spending by the Company of US$37.5 million for In-Line Products and

US$1.25 billion for Pipeline Products, totalling US$1,287.5 million), and reflects estimated success rate for each Pipeline Product based on its development stage. The Collaboration Agreement specifies that the parties will review and discuss the estimated costs of both parties at the JSC yearly to ensure that the costs are duly calculated and equitably shared. As the three In-Line Products are successfully developed oncology drugs which have been marketed worldwide outside China, the Company's maximum shared cost on the In-Line Products is much lower than that for the Pipeline Products of US$1.25 billion.

        The Company's total research and development costs in the past five financial years (2014-2018) amounted to some US$1.13 billion, and comprised external costs of clinical and non-clinical stage programs, in-process development costs (including aborted costs of products that did not complete the three phases of clinical development), development costs on bringing self-developed drugs and other pre-clinical candidates to late clinical stages, pre-clinical research activities, chemistry, manufacturing and controls (CMC) costs to produce drug substance materials for clinical trials, FTE costs for R&D activities, as well as costs incurred over collaboration with other pharmaceutical companies. For the three main products of the Company, the Company began global clinical trials for Zanubrutinib, Tislelizumab and Pamiparib in 2014. In 2018, the Company conducted global phase 3 trials for all three products, and submitted for approval in China for Zanubrutinib and Tislelizumab. It is noted that the US$1,287.5 million cap mentioned above is broadly in line with the historical development spending of the Company.

Option to retain certain Pipeline Products for commercialization

        Depending on how many of the 20 Pipeline Products receive approval in China, the Company will have the right to retain approximately one of every three approved Pipeline Products, up to a total of six, other than AMG 510, to commercialize for as long as each such product is sold in China. For AMG 510, as Amgen has previously expended significant resources in the development of AMG 510, which is the most advanced Pipeline Product in the Collaboration, the parties agreed to exclude it from the ex-China royalties and retention arrangements. The Company will receive royalties on sales of AMG 510 in China for a period of five years after returning it to Amgen. The other Pipeline Products will be transitioned back to Amgen and Amgen shall pay royalties, on a sliding scale, as specified below, to the Company for a period of five years. We have further discussed with the management of the Company and understand that the option to retain certain Pipeline Products (other than AMG 510) to commercialize is not a standard industry term and is favourable and advantageous to the Company.

        As described above, AMG 510 is at clinical stage development and is more advanced in terms of development amongst the Pipeline Products. The reversion of AMG 510 back to Amgen after the initial seven year commercialization period (during which the Company shares half of the profits and losses from AMG 510) was a commercial term negotiated between the parties on an arm's length basis and at a time when Amgen was an independent third party. After the exclusion of AMG 510, the Company still has rights to retain up to six out of a total of 19 Pipeline Products (subject to obtaining regulatory approval in China) for onward commercialization and receive ex-China global royalties and China royalties on these Pipeline Products as further described below. Additionally, although the Company will not receive ex-China global royalties on AMG 510, the Company has the right to receive royalties on sales of AMG 510 in China for a period of five years following its reversion to Amgen. Taking into account the Company's overall rights with respect to the Pipeline Products, we are of the view that the said exclusion of AMG 510 is not unduly onerous or disadvantageous to the Company and, in fact, it is advantageous for the Company to have commercialization and royalty rights to this product candidate in China.

Royalties

        After expiry of the relevant commercialization period, Products which are not retained by the Company will be transitioned back to Amgen. The Company will then be eligible to receive royalties on net revenues in China of those Products not retained for an additional five years. The royalty rates are as follows:

  •
  For In-Line Products not retained by the Company following the commercialization period:

  •
  tiered mid-single to low double digits percentages of net revenues in China on a sliding scale for five years;

  •
  For Pipeline Products, other than AMG 510, prior to the latest of (i) the expiration of the last valid patent claim, (ii) the expiration of regulatory exclusivity, or (iii) the earlier of (x) eight years after the first commercial sale of such Product in the country of sale or (y) 20 years from the date of first commercial sale of the Product anywhere in the world:

  •
  tiered mid-single digit percentages of net revenues outside of China on a sliding scale;

  •
  For Pipeline Products not retained by the Company following the commercialization period:

  •
  tiered mid-single to low double digits percentages of net revenues in China on a sliding scale for five years

        Royalty payments generally range from mid-single digits to low double digits of net sales for past collaboration arrangements of the Company and for selected international collaboration arrangements in the past five years that we have reviewed. In considering the royalty rates, we have taken into account that generally it is unusual for large pharmaceutical companies to allow and pay smaller-scaled pharmaceutical companies to commercialize and, or, jointly develop the former's products without accessing the products of the smaller pharmaceutical companies, as it is in our case. Based on the comparable transactions selected, it is noted that larger pharmaceutical companies usually co-develop and/or commercialize products of smaller pharmaceutical companies while at times, smaller-sized pharmaceutical companies with commercialization capabilities in a new market like China and are granted license to develop and commercialize drugs of the former in a new market as seen in the BeiGene/Celgene transaction (See table 1 above).

        According to a report on the analysis of royalty rates in the pharmaceutical industry by a pharmaceutical and commercial intelligence information provider3, pharmaceutical deals signed with products at the preclinical phase of development, received the lowest royalty rate, with an average rate of 8.0%. Deals reviewed at this phase of development had royalty rates ranging from a low of 1% to a high of 25%. Some of the outliers received drastically different royalty rates due to a number of factors including therapeutic category and uniqueness of product or value proposition. The report also reviewed 87 deals in the oncology sector, the average royalty rates of oncology products was above 5% and below 10%. According to a recent royalty rates and deal terms survey by an organization of national and regional associations for licensing executives4, royalties in the majority of deals in the pharmaceutical industry are paid on net sales (83%) followed by gross sales (14%) and units (2%). Based on the same surveys for the past nine years from 2009 to 2018, the average fixed royalty rate for the earliest stage products was approximately 5%, increasing to 13.3% post proof of concept.

        The royalty rates for the Pipeline Products apply to net revenues globally while the royalty rates for In-Line Products apply to China only. We consider the surveys and research studies described above to be relevant in our consideration of the royalty rates under the Collaboration Agreement.

        Taking into account all of the above factors, the royalty rates under the Collaboration Agreement fall into the range of the comparable transactions selected and accord with the results of surveys and research described above.

Views on the Collaboration Agreement

        In our view the abovementioned material terms of the Collaboration Agreement, which includes management of the Collaboration, equal sharing of profits and losses of the Products during commercialization, the Company's development cost ceilings for the Products, and royalty payments, are provisions we would expect in an agreement of this kind for protecting the interests of the Company in implementing the Collaboration. Indeed, we consider that none of the provisions of the Collaboration Agreement are unusual.

Annual Caps

        The Annual Caps comprise formula-based and monetary annual caps pursuant to the Collaboration Agreement.

Formula-based annual caps

        Under the Collaboration Agreement, the costs of and revenues from commercialization of the Products and the royalties to be received by the Company are to be determined in accordance with the formulae below:

  (a)
  Caps in relation to the profits and losses of the commercialization of the Products

    The Company and Amgen will share equally in the profits and losses of the commercialization of the Products in China in accordance with the following formula:

    Net profit to be received/net loss to be borne by the Company = 50% × (net revenue of the relevant Product—manufacturing actual costs—commercialization and related costs)

  (b)
  Caps in relation to royalties

  •
  Global Ex-China Royalties

  During the applicable Global Pipeline Royalty Term, the Company will be eligible to receive tiered mid-single digit royalties on global net sales outside of China on a sliding scale for each Pipeline Product (other than AMG 510) in accordance with the following formula:

  Royalties to be received = incremental annual global net revenue of the relevant Pipeline Product outside China × the applicable royalty rate

  •
  China Royalties

  During the applicable China In-Line Royalty Term, the Company will be eligible to receive tiered mid-single to low-double digit royalties on net sales in China on a sliding scale for each Product returned to Amgen in accordance with the following formula:

  Royalties to be received = annual net revenue of the relevant returned Product in China × the applicable royalty rate

  Under the Collaboration Agreement, the Company will receive from Amgen quarterly financial information regarding the royalty calculation and the Company is entitled to specified audit right.

        As stated above, the Collaboration Agreement specifies in detail how revenue and costs between the parties are to be calculated to ensure equitable sharing of the net revenue. We have discussed with the management of the Company and understand that the profit split arrangements in its collaboration with BioAtla since April 2019 (see table 1 above) are in line with the current profit sharing arrangement under the Collaboration Agreement.

        Taking into account the above factors, we are of the view that the formula-based annual caps under the Collaboration Agreement are fair and reasonable.

Monetary annual caps

        The Company's aggregate funding obligations, whether in cash or in kind, towards the global development of the Pipeline Products for the term of the Collaboration is subject to an aggregate monetary cap of US$1.25 billion. The Company will also share in the costs of developing additional indications for the In-Line Products in China, subject to an annual maximum contribution by the Company of US$12.5 million and an aggregate maximum of US$37.5 million over the term of the Collaboration Agreement. As the monetary caps equal the maximum development commitment of the Company for the In-Line Products and Pipeline Products respectively under the Collaboration Agreement, we consider the monetary annual caps to be fair and reasonable.

        The Company has sought a waiver from the monetary cap requirements under Rule 14A.53(1) of the HK Listing Rules in relation to (i) the costs of and revenues from the commercialization of the Products; and (ii) the royalties to be received by the Company as provided under the Collaboration Agreement. The Company believes that it is impractical and not in the best interests of shareholders to set monetary caps for the following reasons:

  a)
  it is impractical for the Company to accurately estimate the amount of profits to be made on the sales of the Products because the sales are driven by market demand that hinges, in turn, on various factors, including clinical efficacy and safety of the Products, availability of competitive products, acceptance by the medical community, patient access, drug pricing and reimbursement. These factors may vary by geography;

  b)
  the In-Line Products have limited commercialization history in China or have not previously been sold in the China market so it is difficult to predict the expected profits with any precision. Similarly, as the Pipeline Products are still under development and are likely at least a few years away from commercialization, there is no reliable information (including historical sales figures) for accurately estimating future sales volumes;

  c)
  adopting fixed monetary caps will impose an arbitrary ceiling on the profits that the Company could derive from the development and commercialization of the Products. Monetary caps would also be contrary to the purpose of entering into the Collaboration Agreement, which is intended to incentivise the parties to perform their very best; and

  d)
  it would be highly impracticable to set meaningful monetary caps given the long-term nature of the Collaboration Agreement.

        The Company has therefore applied for, and the HKEx has agreed to grant, a waiver from the monetary cap requirements under the HK Listing Rules.

        The waiver from strict compliance with Rules 14A.52 and 14A.53(1) of the HK Listing Rules that require a fixed term and annual monetary caps, respectively, for continuing connected transactions is subject to the following conditions:

  (a)
  the Company will comply with the announcement, circular and independent shareholders' approval requirements under Chapter 14A of the HK Listing Rules if there are any material changes to the terms of the Collaboration Agreement;

  (b)
  the Company's independent non-executive directors from time to time will ensure that the transactions in relation to the Collaboration Agreement are undertaken in accordance with the terms of the relevant Collaboration Agreement;

  (c)
  the Senior Vice President, General Counsel of the Company will use his best endeavours to supervise the compliance with the terms of the Collaboration Agreements and applicable HK Listing Rules requirements to the extent not waived by the HKEx on a regular basis;

  (d)
  the independent non-executive directors and the auditors of the Company will review the transactions in relation to the Collaboration Agreement on an annual basis and confirm in the Company's annual reports the matters set out in Rules 14A.55 and 14A.56 of the HK Listing Rules, respectively; and

  (e)
  in the event of any future amendments to the HK Listing Rules imposing more stringent requirements than those as at the date of the announcement published by the Company on November 1, 2019 via the HKEx, the Company will take immediate steps to ensure compliance with such new requirements.

        Given the limited or absence of commercialization history of the In-Line Products in China and the clinical stage of the Pipeline Products, we concur with the Company's view that it is not practical to estimate the amount of profits to be generated from the sales of the Products for the purpose of setting the requisite monetary caps under Rule 14A.53(1) of the HK Listing Rules.

Duration of the Collaboration Agreement

        The Collaboration Agreement will continue in effect on a product-by-product basis unless terminated by either party pursuant to its terms. The commercialization period of the In-Line Products is five or seven years. After expiration of the five or seven-year commercialization period, the In-Line Products, except for one that may be retained by the Company, will be transitioned back to Amgen and the Company will be eligible to receive royalties on net revenues in China of each In-Line Product for an additional five years.

        For each Pipeline Product that is approved in China, the Company will have the right to commercialize such Pipeline Product for seven years. After the expiration of the seven-year commercialization period, each of such Pipeline Product will be transitioned back to Amgen, except for up to six that may be retained by the Company (other than AMG 510), and the Company will be eligible to receive royalties on net sales in China for an additional five years.

        Under Rule 14A.52 of the HK Listing Rules, the period of an agreement for a continuing connected transaction must be fixed. However, the Collaboration Agreement will continue in effect on a product-by-product basis and the term of the Collaboration Agreement is for an unspecified term as it will, unless terminated in accordance with its terms, remain in effect. The Company has sought a waiver from strict compliance with Rule 14A.52 of the HK Listing Rules.

        In assessing the duration of the Collaboration Agreement, we have considered the following reasons and factors:

  (a)
  the Company believes that it is a market practice in the biotechnology industry for similar collaboration agreements to be entered into for a long term or for an indefinite term, due to, among other things, the substantial amount of time and capital committed by the collaboration parties and the known and unknown risks involved in developing and commercializing oncology drugs (including the timeframe required for such development and commercialization). Such long-term arrangements are essential to encourage biotech companies to make continued investments in drug candidates and allow them to subsequently reap the benefits of successfully developed and commercialised drugs over the course of their lifetimes;

  (b)
  the Company confirmed that there is no assurance and guarantee as to the timing in obtaining approval in China for two of the In-line Products, and even more so for the Pipeline Products;

  (c)
  the transactions contemplated under the Collaboration Agreement will be conducted in the ordinary and usual course of business of the Company and Amgen; and

  (d)
  having reviewed the collaboration and licensing arrangements entered into between the Company and independent pharmaceutical companies for the development and commercialization of oncology products (see table 1 above), we note that the duration of these arrangement ranges from 10 years to the later of (i) patent expiration of the relevant product and (ii) 10 years after the first commercial years, and thus the term of the Collaboration Agreement falls within the range and it is not uncommon for the Company to establish a collaboration arrangement for a term of more than three years. This is also the case for the selected international collaboration arrangements in the past five years that we have reviewed.

        Taking into account the above reasons and factors, we are of the view that the indefinite term for the Collaboration Agreement is justified and it is not an uncommon business practice for agreements of this type to be of such duration.

OPINION AND RECOMMENDATION

        Based on the foregoing, we consider that (i) the terms of the Collaboration Agreement are on normal commercial terms and fair and reasonable so far as the independent shareholders are concerned; and (ii) the entering into of the Collaboration Agreement is conducted in the ordinary and usual course of business of the Company and are in the interests of the Company and its shareholders as a whole. We, therefore, advise the Independent Board Committee to recommend that the independent shareholders vote in favor of the resolution to approve the Collaboration Agreement.

Yours faithfully,
For and on behalf of
 Anglo Chinese Corporate Finance, Limited

Stephen Clark Managing Director	Stephanie Wong Director
  1.
  Mr. Stephen Clark is a licensed person registered with the Securities and Futures Commission ("SFC") and as a responsible officer of Anglo Chinese to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO. He has over 38 years of experience in corporate finance.

  2.
  Ms. Stephanie Wong is a licensed person registered with the Securities and Futures Commission of Hong Kong and a responsible officer of Anglo Chinese to carry out Type 6 (advising on corporate finance) regulated activities under the Securities and Futures Ordinance. She has over 29 years of experience in corporate finance.

        Notes:

  1.
  "Drugging the undruggable Ras: mission possible?" published on U.S. National Center for Biotechnology Information on November 2014.

  2.
  "The clinical KRAS(G12C) inhibitor AMG 510 drives anti-tumour immunity" on Nature on October 2019 ("https://www.nature.com/articles/s41586-019-1694-1").

  3.
  "Maximizing Royalty Rate Opportunities in Pharma Licensing: Analysis of Average Royalty Rates in Pharma by Phase and Therapy Area" in 2013 by Medtrack, a leading provider of pharmaceutical and commercial intelligence information that follows nearly 32,000 pharmaceutical, biotechnology and medical device companies, 124,000 drugs (including generics) spanning 2,100 indications, and 105,000 deals including partnerships, mergers, acquisitions, venture financings, public offerings and private placements for both private and public companies worldwide. (https://pharmaintelligence.informa.com/resources/product-content/maximizing-royalty-rate-opp ortunities-in-pharma-licensing)

  4.
  Global "Life Sciences" Royalty Rates & Term Deals Survey in 2018 by the Licensing Executives Society (U.S.A. and Canada), Inc. (LES) in coordination with the Licensing Executive Society International, professional societies representing over 10,000 members engaged in the transfer, use, development, manufacture and marketing of intellectual property. The survey was made to LES Life Sciences Sector members in Life Sciences Industries (that is, biotechnology, pharmaceuticals, diagnostics and drug delivery) in an attempt to benchmark important areas of deal-making for Life Sciences licensing professionals, and has been executed on a global scale. (https://cdn.ymaws.com/www.lesusacanada.org/resource/collection/005B37B7-4F59-4978-ABC9-99DAFC6F6F46/2018 Life Sciences Royalty Rate Deal Survey—Executive Summary.pdf)

OVERVIEW OF PROPOSALS

        This Proxy Statement contains four proposals requiring shareholder action:

        Proposals 1 requests the approval of the issuance of 203,282,820 ordinary shares of the Company, or approximately 20.5% of the Company's outstanding shares upon closing, at a price per share equal to US$13.45, to Amgen, pursuant to the terms of the Share Purchase Agreement.

        Proposal 2 requests the approval of the Collaboration Agreement with Amgen and the transactions contemplated thereunder.

        Proposal 3 requests the approval of the Annual Caps in relation to the Collaboration Agreement.

        Proposal 4 requests the election of one new director to the Board of Directors.

        Each of the proposals is discussed in more detail in the pages that follow.

Results of EGM

        Results of the EGM will be posted on the website of the Company (www.beigene.com) and on the website of Hong Kong Exchanges and Clearing Limited (www.hkexnews.hk) upon the conclusion of the EGM and on the website of the SEC (www.sec.gov) in a Current Report on Form 8-K filed by us within four business days of the conclusion of the EGM.

 PROPOSAL 1
APPROVAL OF THE ISSUANCE OF ORDINARY SHARES TO AMGEN

        The Company proposes an ordinary resolution at the EGM to approve the issuance of 203,282,820 ordinary shares, or approximately 20.5% of the Company's outstanding shares upon closing, at a price per share equal to US$13.45, to Amgen, pursuant to the terms of the Share Purchase Agreement.

Why We Need Shareholder Approval

        We are seeking shareholder approval in order to comply with Rule 13.36 of the HK Listing Rules and to the extent applicable, NASDAQ Listing Rules 5635(b) and 5635(d). While our Board of Directors was granted a general mandate to issue, allot or deal with unissued ordinary shares and/or ADSs not exceeding 20% of the total number of issued ordinary shares of the Company as at June 5, 2019 (i.e., a total of 155,786,332 ordinary shares) up to the next annual general meeting of the Company (the "General Mandate to Issue Shares"), the issue and allotment of the Subscription Shares to Amgen pursuant to the Share Purchase Agreement would exceed the General Mandate to Issue Shares.

Effect of Proposal 1 on Current Shareholders

        Please refer to the section headed Effect on Shareholding Structure Following the Subscription in the Letter from the Board of Director in this Proxy Statement for the dilutive impact of Proposal 1.

Vote Required and Board of Directors' Recommendation

        Approval of Proposal 1 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at the EGM. Broker non-votes and abstentions with respect to Proposal 1 will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote.

The Board of Directors unanimously recommends that shareholders vote FOR the approval of issuance of ordinary shares to Amgen pursuant to the terms of the Share Purchase Agreement.

 PROPOSAL 2
APPROVAL OF THE COLLABORATION AGREEMENT

        On October 31, 2019, BeiGene entered into the Collaboration Agreement with Amgen, pursuant to which BeiGene and Amgen have agreed to enter into a strategic collaboration with respect to the Products.

        Pursuant to the terms of the Collaboration Agreement, BeiGene will be responsible for commercializing the In-Line Products in China for a period of five or seven years following each product's regulatory approval in China, as specified in the agreement, with the commercialization period for XGEVA® (which was recently approved in China) commencing following the transition of operational responsibilities for the product. In addition, as specified in the Collaboration Agreement, BeiGene will have the option to retain one of the In-Line Products to commercialize for as long as the product is sold in China, during which time the parties will continue to share profits and losses in China. The parties have agreed to equally share profits and losses for the products in China during each product's commercialization period. After expiration of the commercialization period for each of the In-Line Products, the In-Line Products will be transitioned back to Amgen and BeiGene will be eligible to receive tiered mid-single to low-double digit royalties on net revenues in China of each In-Line Product for an additional five years.

        Additionally, pursuant to the terms of the Collaboration Agreement, BeiGene and Amgen have agreed to collaborate on the global development of the 20 Pipeline Products, with BeiGene responsible for conducting development activities in China pursuant to a development plan and budget. Starting from the commencement of the Collaboration Agreement, BeiGene and Amgen will co-fund global development costs, with BeiGene contributing up to US$1.25 billion worth of development services and cash over the term of the Collaboration. BeiGene and Amgen will also co-fund the costs of developing additional indications for the In-Line Products in China, with BeiGene contributing up to US$37.5 million over the term of the Collaboration from its working capital. BeiGene will be eligible to receive tiered mid-single digit royalties on net sales of each Pipeline Product globally outside of China, other than AMG 510, Amgen's investigational KRAS G12C inhibitor, on a product-by-product and country-by-country basis, until the latest of (i) the expiration of the last valid patent claim, (ii) the expiration of regulatory exclusivity, or (iii) the earlier of (x) eight years after the first commercial sale of such product in the country of sale or (y) 20 years from the date of first commercial sale of the product anywhere in the world.

        For each Pipeline Product that is approved in China, BeiGene will have the right to commercialize such Pipeline Product in China for seven years, with the parties sharing profits and losses for the Pipeline Products in China equally. In addition, depending on how many of the 20 Pipeline Products receive approval in China, BeiGene will have the right to retain approximately one of every three approved Pipeline Products, up to a total of six, other than AMG 510, to commercialize for as long as each such product is sold in China, during which time the parties will continue to share profits and losses in China. After the expiration of the seven-year commercialization period, each product will be transitioned back to Amgen and BeiGene will be eligible to receive tiered mid-single to low-double digit royalties on net sales in China for an additional five years. The parties are subject to specified exclusivity requirements in China and the rest of the world.

        The Collaboration Agreement will continue in effect on a product-by-product basis unless terminated by either party pursuant to its terms. The Collaboration Agreement may be terminated by mutual written consent of the parties, or by either party upon the other party's uncured material breach, insolvency, failure to comply with specified compliance provisions, or subject to a specified negotiation mechanism, certain adverse economic impacts or the failure to meet commercial objectives. In addition, Amgen may terminate the Collaboration Agreement with respect to a Pipeline Product in the event it suspends development of such Pipeline Product worldwide outside of China on specified terms, subject to the parties determining whether to continue development of the Pipeline Product in China.

        The Company proposes an ordinary resolution at the EGM to approve the Collaboration Agreement and the transactions contemplated thereunder.

Vote Required and Board of Directors' Recommendation

        Approval of Proposal 2 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at the EGM. Broker non-votes and abstentions with respect to Proposal 2 will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote.

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the Collaboration Agreement and the transactions contemplated thereunder.

 PROPOSAL 3
APPROVAL OF THE ANNUAL CAPS IN RELATION TO THE COLLABORATION AGREEMENT

Annual Caps

        The transactions pursuant to the Collaboration Agreement are subject to the formula-based annual caps and the monetary annual caps, as described below.

Formula-based Caps

        Under the Collaboration Agreement, the transaction amounts arising from the costs and revenues of the commercialization of the Products and the royalties to be received by the Company shall be determined in accordance with the below formulae:

(a)
Caps in relation to the profits and losses of the commercialization of the Products

  The Company and Amgen will share equally in the profits and losses of the commercialization of the Products in China in accordance with the following formula:

  Net profit to be received/net loss to be borne by the Company = 50% × (net revenue of the relevant Product – manufacturing actual costs – commercialization and related costs)

(b)
Caps in relation to royalties

•
Global Ex-China Royalties

    During the applicable Global Pipeline Royalty Term, the Company will be eligible to receive tiered mid-single digit royalties on global net sales outside of China on a sliding scale for each Pipeline Product (other than AMG 510) in accordance with the following formula:

    Royalties to be received = annual global net revenue of the relevant Pipeline Product outside China × the applicable royalty rate

  •
  China Royalties

    During the applicable China In-Line Royalty Term, the Company will be eligible to receive tiered mid-single to low-double digit royalties on net sales in China on a sliding scale for each Product returned to Amgen in accordance with the following formula:

    Royalties to be received = annual net revenue of the relevant returned Product in China × the applicable royalty rate

Monetary Caps

        Under the Collaboration Agreement, our payment obligations, whether in cash or in kind, towards the development of the Pipeline Products shall be subject to an aggregate maximum of US$1.25 billion. The Company will also share in the costs of developing additional indications for the In-Line Products in China, subject to an annual maximum contribution by the Company of US$12.5 million and an aggregate maximum of US$37.5 million over the term of the Collaboration Agreement

        The Company proposes an ordinary resolution at the EGM to approve the Annual Caps under the Collaboration Agreement.

Vote Required and Board of Directors' Recommendation

        Approval of Proposal 3 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at the EGM. Broker non-votes and abstentions with respect to Proposal 3 will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote.

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the Annual Caps in relation to the Collaboration Agreement.

 PROPOSAL 4
ELECTION OF A NEW DIRECTOR

        Our articles provide that persons standing for election as directors at a duly constituted general meeting of shareholders with a requisite quorum shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present in person or by proxy at the meeting. Our articles further provide that our Board of Directors will be divided into three groups designated as Class I, Class II and Class III with as nearly equal a number of directors in each group as possible, with each director serving a three-year term and until his or her successor is duly elected and qualified, subject to his or her earlier resignation or removal.

        Upon the expiration of the term of each class, each director in that class, if nominated by the Board of Directors, shall be eligible for re-election at the annual general meeting to hold office for another three-year term and until such director's successor has been duly elected. Our articles provide that, unless otherwise determined by shareholders in a general meeting, our Board of Directors will consist of not less than three directors. We have no provisions relating to retirement of directors upon reaching a specified age.

        In the event of a vacancy arising from the resignation of a director or as an addition to the existing board, our Board of Directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person to be a director.

        For so long as our ordinary shares or ADSs are listed on NASDAQ, and the HKEx, our directors are required to comply with the director nomination procedures of the NASDAQ Stock Market and the HK Listing Rules, and our Board of Directors is required to include at least such number of independent directors as required by the NASDAQ rules and the HK Listing Rules.

        Pursuant to the Share Purchase Agreement, Amgen will have the right to designate a non-executive director to serve on our Board of Directors until the earlier of (a) the date on which Amgen holds less than 10% of the then outstanding shares of the Company as a result of Amgen's sale of ordinary shares or Amgen's failure to participate in future offerings and (b) the third anniversary of the date of the expiration or termination of the Collaboration Agreement. Amgen has designated Anthony C. Hooper to serve as a non-executive Director on our Board of Director upon the closing of the Transactions. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors nominates Anthony C. Hooper for election by the shareholders at the EGM to serve as a Class III director. Subject to and effective upon the closing of the Transactions, if elected, Mr. Hooper will serve as a director until the 2022 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal.

        We consider Mr. Hooper independent under the NASDAQ rules.

        Certain information about Mr. Hooper is set forth below. There are no family relationships among any of our directors or executive officers.

        The proxy in the form presented will be voted, unless otherwise indicated, for the election of Anthony C. Hooper to the Board of Directors as a Class III director, subject to and effective upon the closing of the Transactions. If Mr. Hooper should for any reason be unable or unwilling to serve at any time prior to the EGM, the proxies will be voted for the election of a substitute nominee designed by Amgen and nominated by our Board of Directors.

        Set forth below is the biography of Mr. Hooper, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that

Mr. Hooper nominated to serve should serve as a director, subject to and effective upon the closing of the Transactions.

        Mr. Anthony C. Hooper, aged 64, is currently Executive Vice President of Amgen. From 2011 to August 2018, Mr. Hooper was Executive Vice President, Global Commercial Operations of Amgen. From 2010 to 2011, Mr. Hooper was Senior Vice President, Commercial Operations and President, U.S., Japan and Intercontinental of Bristol-Myers Squibb Company (BMS). From 2009 to 2010, Mr. Hooper was President, Americas of BMS. From 2004 to 2009, Mr. Hooper was President, U.S. Pharmaceuticals, Worldwide Pharmaceuticals Group, a division of BMS. Prior to that, Mr. Hooper held various senior leadership positions at BMS. Prior to joining BMS, Mr. Hooper was Assistant Vice President of Global Marketing for Wyeth Laboratories. Mr. Hooper earned law and MBA degrees from the University of South Africa in 1978 and 1988 respectively. We believe Mr. Hooper's extensive experience and knowledge in the healthcare sector and broad international experience in pharmaceutical marketing and sales qualify him to serve on, and contributes to the diversity of, our Board of Directors.

        Mr. Hooper does not have any interests in the shares of the Company within the meaning of Part XV of the SFO as at the date of this Proxy Statement.

Vote Required and Board of Directors' Recommendation

        Approval of Proposal 4 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at the EGM. Broker non-votes and abstentions with respect to Proposal 4 will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote.

The Board of Directors unanimously recommends that shareholders vote FOR the election of the director nominee, subject to and effective upon the closing of the Transactions.

 TRANSACTION OF OTHER BUSINESS

        The Board of Directors knows of no other matters that will be presented for consideration at the EGM as of the date of this Proxy Statement. If any other matters are properly brought before the EGM, the person(s) named in the accompanying proxy intend to vote on such matters in accordance with their best judgment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, including statements regarding the Company's plans and expectations for the further development and potential commercialization of XGEVA®, KYPROLIS®, BLINCYTO® and Amgen's oncology pipeline assets, the parties' commitments and the potential benefits of the Collaboration, and the conditions to closing and expected timing for the closing of the Transactions. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the results expressed or implied by the statements. We describe risks and uncertainties that could cause actual results and events to differ materially in the "Risk Factors" section of our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC and the HKEx. Any forward-looking statements should be considered in light of such important factors. We undertake no obligation to revise or update publicly any forward-looking statements unless required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Proxy Statement. All subsequent written and oral forward-looking statements concerning the matters addressed in this Proxy Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our share capital (1) as of November 27, 2019; and (2) immediately following the closing of the allotment and issue of the Subscription Shares (assuming no other changes in the issued share capital of the Company between November 27, 2019 and the allotment and issue of the Subscription Shares) by:

  •
  each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  each of our named executive officers;

  •
  each of our directors and director nominee; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership set forth below is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities, except as otherwise provided. The beneficial ownership rules of the SEC may differ from those of the SFO and the HK Listing Rules. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them.

        The table lists applicable percentage ownership based on 794,840,698 ordinary shares outstanding as of November 27, 2019 and also lists applicable percentage ownership. Any options to purchase ordinary shares that are exercisable and restricted share units ("RSUs") that will vest within 60 days of November 27, 2019 are deemed to be beneficially owned by the persons holding these options and RSUs for the purpose of computing percentage ownership of such persons, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

        Unless otherwise noted below, the address of each person listed on the table is: c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands.

	As at November 27, 2019		Immediately Following Closing of the Allotment and Issue of the Subscription Shares (Assuming No Other Changes in the Issued Share Capital of the Company)
Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned(1)
5% or Greater Shareholders
Entities affiliated with Baker Bros. Advisors LP(2)	158,336,627	19.9%	158,909,855	15.9%
Amgen Inc.(3)	—	—	203,282,820	20.4%
FMR LLC(4)	77,370,949	9.7%	77,370,949	7.8%
Entities affiliated with Hillhouse Capital(5)	76,563,367	9.6%	76,563,367	7.7%
Entities affiliated with The Capital Group Companies, Inc.(6)	70,511,967	8.9%	70,511,967	7.1%
Named Executive Officers, Directors and Director Nominee
John V. Oyler(7)	76,945,410	9.5%	76,945,410	7.6%
Xiaobin Wu(8)	660,816	*	660,816	*
Howard Liang(9)	6,216,666	*	6,216,666	*
Jane Huang(10)	1,129,309	*	1,129,309	*
Timothy Chen(11)	441,347	*	441,347	*
Donald W. Glazer(12)	3,781,119	*	3,781,119	*
Michael Goller(13)	160,043	*	160,043	*
Ranjeev Krishana (14)	160,043	*	160,043	*
Thomas Malley(15)	1,139,455	*	1,139,455	*
Jing-Shyh (Sam) Su(16)	21,086	*	21,086	*
Xiaodong Wang(17)	19,179,690	2.4%	19,179,690	1.9%
Qingqing Yi(18)	150,761	*	150,761	*
Anthony C. Hooper(19)	—	*	—	*
All Directors, Director Nominee and Executive Officers as a Group (13 persons)	109,985,745	13.3%	109,985,745	10.7%

(1)
The calculation is based on the total number of 998,123,518 ordinary shares in issue immediately following closing of the allotment and issue of the Subscription Shares.

(2)
Based solely on a Schedule 13D/A filed by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker, Julian C. Baker and FBB3 LLC on November 6, 2019, consists of (i) 13,364,453 ordinary shares held by 667, L.P. and (ii) 144,972,174 ordinary shares held by Baker Brothers Life Sciences, L.P. (collectively, "Baker Funds"). Baker Bros. Advisors LP is the investment advisor to Baker Funds and has sole voting and investment power with respect to the shares held by Baker Funds. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP. The managing members of Baker Bros. Advisors (GP) LLC are Julian C. Baker and Felix J. Baker. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The address for each of these entities is 667 Madison Avenue, 21st Floor, New York, NY 10065.

(3)
Pursuant to the Share Purchase Agreement, Amgen conditionally agreed to subscribe for 203,282,820 ordinary shares of the Company. The registered address of Amgen is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle, Delaware, the United States of America, 19808.

(4)
Based solely on a Schedule 13G/A filed by FMR LLC on February 13, 2019. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)
Based solely on a Schedule 13D/A filed by Hillhouse Capital Management, Ltd. ("HCM") and a Schedule 13D/A filed by Hillhouse Capital Advisors, Ltd. ("HCA") on January 3, 2019, consists of (i) 63,117,389 ordinary shares held by Gaoling Fund, L.P. ("Gaoling"), and YHG Investment, L.P. ("YHG") in aggregate, and (ii) 13,445,978 ordinary shares held by Hillhouse BGN Holdings Limited ("HH"). HCM acts as the sole management company of Hillhouse Fund II, L.P. ("Fund II"). Fund II owns HH. HCM is hereby deemed to be the sole beneficial owner of, and to control the voting power of, the ordinary shares represented by ADSs held by HH. HCA acts as the sole general partner of YHG and the sole management company of Gaoling. HCA is hereby deemed to be the sole beneficial owner of, and to control the voting power of, the ordinary shares held by (and represented by ADSs held by) the YHG and Gaoling. The registered address of HCM and HCA is 20 Genesis Close, George Town, Grand Cayman, KY-1103 Cayman Islands.

(6)
Based solely on a disclosure of interest form filed with the HKEx by The Capital Group Companies, Inc. on October 22, 2019. The registered address of The Capital Group Companies, Inc. is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071, USA.

(7)
Consists of (i) 16,350,839 ordinary shares held directly by Mr. Oyler; (ii) 13,310,041 shares issuable to Mr. Oyler upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019; (iii) 10,000,000 ordinary shares held for the benefit of Mr. Oyler in a Roth IRA PENSCO trust account; (iv) 102,188 ordinary shares held by The John Oyler Legacy Trust, of which Mr. Oyler's father is a trustee, for the benefit of his minor child, for which Mr. Oyler disclaims beneficial ownership; (v) 7,743,227 ordinary shares held for the benefit of Mr. Oyler in a grantor retained annuity trust, of which Mr. Oyler's father is a trustee, for which Mr. Oyler disclaims beneficial ownership; and (vi) 29,439,115 ordinary shares held by Oyler Investment LLC, 99% of the limited liability company interest owned by a grantor retain annuity trust, for which Mr. Oyler's father is a trustee, for which Mr. Oyler disclaims beneficial ownership.

(8)
Consists of (i) 353,366 ordinary shares held directly by Dr. Wu; (ii) 52,000 ordinary shares held by Dr. Wu's spouse and (iii) 255,450 shares issuable to Dr. Wu upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(9)
Consists of (i) 7,202 ordinary shares held directly by Dr. Liang; and (ii) 6,209,464 ordinary shares issuable to Dr. Liang upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(10)
Consists of (i) 195,402 ordinary shares held directly by Dr. Huang; and (ii) 933,907 ordinary shares issuable to Dr. Huang upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(11)
Consists of 441,347 ordinary shares issuable to Mr. Chen upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(12)
Consists of (i) 3,630,358 ordinary shares held directly by Mr. Glazer; and (ii) 150,761 ordinary shares issuable to Mr. Glazer upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(13)
Consists of (i) 9,282 ordinary shares held directly by Mr. Goller; and (ii) 150,761 ordinary shares issuable to Mr. Goller upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(14)
Consists of (i) 9,282 ordinary shares held directly by Mr. Krishana; and (ii) 150,761 ordinary shares issuable to Mr. Krishana upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(15)
Consists of (i) 399,282 ordinary shares held directly by Mr. Malley and (ii) 740,173 ordinary shares issuable to Mr. Malley upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(16)
Consists of 21,086 ordinary shares issuable to Mr. Su upon exercise of share options exercisable within 60 days after November 27, 2019.

(17)
Consists of (i) 7,184,961 ordinary shares held directly by Dr. Wang; (ii) 6,866,309 ordinary shares issuable to Dr. Wang upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019; (iii) 50 ordinary shares held by Dr. Wang's spouse; (iv) 224,372 ordinary shares held in a UTMA account for Dr. Wang's minor child, for which Dr. Wang disclaims beneficial ownership; and (v) 4,903,998 ordinary shares held by Wang Investment LLC, of which 99% of the limited liability company interest is owned by two grantor retained annuity trusts, of which Dr. Wang's wife is a trustee, for which Dr. Wang disclaims beneficial ownership.

(18)
Consists of 150,761 ordinary shares issuable to Mr. Yi upon exercise of share options exercisable or RSUs vesting within 60 days after November 27, 2019.

(19)
Mr. Hooper is a director nominee.

HONG KONG REGULATORY INFORMATION

DISCLOSURE OF INTERESTS

Directors and Chief Executive

        As at the Latest Practicable Date, the following directors and chief executive of the Company were interested, or were deemed or taken to be interested in the following short positions in the shares, underlying shares and debentures of the Company or any of its associated corporation (within the meaning of Part XV of the SFO) which were required to (a) be notified to the Company and the HKEx pursuant to Divisions 7 and 8 of Part XV of the SFO; or (b) pursuant to section 352 of the SFO, to be entered in the register referred to therein; or (c) pursuant to the Model Code for Securities Transactions by directors or any other insider dealing policies adopted by the Company ("Model Code") to be notified to the Company and the HKEx. The beneficial ownership rules of the SFO and the HK Listing Rules may differ from those of the SEC.

Name of Director	Nature of Interest	Number of Ordinary Shares		Approximate Percentage of Holding(1)
John V. Oyler	Beneficial owner	36,104,335	(2)	4.54%
	Settlor of a trust/Beneficiary of a trust	10,000,000	(3)	1.26%
	Settlor of a trust/Interest of a minor child	102,188	(4)	0.01%
	Settlor of a trust/Beneficiary of a trust	7,743,227	(5)	0.97%
	Settlor of a trust/Beneficiary of a trust	29,439,115	(6)	3.70%
	Settlor of a trust	510,941	(7)	0.06%
Xiaodong Wang	Beneficial owner	16,494,431	(8)	2.08%
	Interest of a minor child	224,372	(9)	0.03%
	Interest in controlled corporation	4,903,998	(10)	0.62%
	Interest of spouse	50	(11)	0.00001%
Timothy Chen	Beneficial owner	505,957	(12)	0.06%
Donald W. Glazer	Beneficial owner	3,912,393	(13)	0.49%
Michael Goller	Beneficial owner	291,317	(14)	0.04%
Ranjeev Krishana	Beneficial owner	291,317	(15)	0.04%
Thomas Malley	Beneficial owner	1,204,065	(16)	0.15%
Jinh-Shyh (Sam) Su	Beneficial owner	127,894	(17)	0.02%
Qingqing Yi	Beneficial owner	282,035	(18)	0.04%

Notes:

(1)
The calculation is based on the total number of 794,840,698 ordinary shares in issue as at the Latest Practicable Date, which included ordinary shares issued to the Depositary in exchange for a corresponding amount of ADSs for the purposes of ensuring that it has ADSs readily available to satisfy the vesting of restricted share units and the exercise of share options from time to time.

(2)
Includes (1) 16,391,217 ordinary shares held by Mr. Oyler, (2) Mr. Oyler's entitlement to receive up to 18,883,180 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of those options, and (3) Mr. Oyler's entitlement to restricted share units equivalent to 829,938 ordinary shares, subject to vesting conditions.

(3)
These ordinary shares are held in a Roth IRA PENSCO trust account for the benefit of Mr. Oyler.

(4)
These ordinary shares are held by The John Oyler Legacy Trust for the benefit of Mr. Oyler's minor child, of which Mr. Oyler's father is a trustee and Mr. Oyler is the settlor.

(5)
These ordinary shares are held by a grantor retained annuity trust for the benefit of Mr. Oyler, of which Mr. Oyler's father is a trustee and Mr. Oyler is the settlor.

(6)
These ordinary shares are held by Oyler Investment LLC, the interest of which is 99% owned by a grantor retained annuity trust for the benefit of Mr. Oyler, of which Mr. Oyler's father is a trustee and Mr. Oyler is the settlor.

(7)
These ordinary shares are held by The Oyler Family Legacy Trust for the benefit of Mr. Oyler's family members, of which Mr. Oyler 's father is a trustee and Mr. Oyler is the settlor.

(8)
Includes (1) 7,184,961 ordinary shares held by Dr. Wang, (2) Dr. Wang's entitlement to receive up to 9,033,851 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of those options, and (3) Dr. Wang's entitlement to restricted share units equivalent to 275,619 ordinary shares, subject to vesting conditions.

(9)
These ordinary shares are held in a Uniform Transfers to Minors Act account for Dr. Wang's minor child, in which Dr. Wang is deemed to be interested for the purposes of the SFO.

(10)
These ordinary shares are held by Wang Investment LLC, the interest of which is 99% owned by two grantor retained annuity trusts, of which Dr. Wang's wife is a trustee and Dr. Wang is the Settlor.

(11)
These ordinary shares are held by Dr. Wang's spouse, in which Dr. Wang is deemed to be interested for the purposes of the SFO.

(12)
Includes Mr. Chen's entitlement to receive up to 505,957 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of these options.

(13)
Includes (1) 3,630,358 ordinary shares held by Mr. Glazer; and (2) Mr. Glazer's entitlement to receive up to 282,035 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of these options.

(14)
Includes (1) 9,282 ordinary shares held by Mr. Goller; and (2) Mr. Goller's entitlement to receive up to 282,035 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of these options.

(15)
Includes (1) 9,282 ordinary shares held by Mr. Krishana and (2) Mr. Krishana's entitlement to receive up to 282,035 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of these options.

(16)
Includes (1) 399,282 ordinary shares held by Mr. Malley and (2) Mr. Malley's entitlement to receive up to 804,783 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of those options.

(17)
Mr. Su is entitled to receive up to 127,894 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of those options.

(18)
Includes Mr. Yi's entitlement to receive up to 282,035 ordinary shares pursuant to the exercise of options granted to him, subject to the conditions (including vesting conditions) of these options.

        Except as disclosed above, as at the Latest Practicable Date, none of the directors and chief executive of the Company had any interests or short positions in any ordinary shares, underlying ordinary shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) which were required (a) to be notified to the Company and the HKEx pursuant to Divisions 7 and 8 of Part XV of the SFO; or (b) pursuant to section 352 of the SFO, to be entered in the register referred to therein; or (c) pursuant to the Model Code to be notified to the Company and the HKEx.

Substantial Shareholders

        As of the Latest Practicable Date, so far as the directors are aware, the following persons (other than the directors or chief executive of the Company) have an interest or short position in the shares or underlying shares which are required to be disclosed to the Company and the HKEx under the provisions of Divisions 2 and 3 of Part XV of the SFO, as recorded in the register required to be kept by the Company pursuant to Section 336 of the SFO. The beneficial ownership rules of the SFO and the HK Listing Rules may differ from those of the SEC.

Name of Shareholder	Capacity/Nature of Interest	Number of Shares/Underlying Shares		Approximate Percentage of Holding(1)
Amgen Inc.	Beneficial Owner	203,282,820	(6)	20.37	%(6)
Julian C. Baker(2)	Beneficial owner/Interest in controlled corporations/Person having a security interest in shares	161,880,677		20.37%
Felix J. Baker(2)	Beneficial owner/Interest in controlled corporations/Person having a security interest in shares	161,880,677		20.37%
Baker Bros. Advisors (GP) LLC.(2)	Investment manager/Other	161,745,282		20.35%
Baker Bros. Advisors LP(2)	Investment manager/Other	161,745,282		20.35%
Baker Brothers Life Sciences Capital, L.P.(2)	Interest in controlled corporations/Other	145,425,622		18.30%
Gaoling Fund, L.P.(3)	Beneficial owner	58,995,800		7.42%
Hillhouse Capital Advisors, Ltd(3)	Investment manager	63,117,389		7.94%
Fidelity Management & Research Company(4)	Interest in controlled corporations	76,202,408		9.59%
FMR Co., Inc.(4)	Beneficial owner/Interest in controlled corporations	85,274,882		10.73%
FMR LLC(4)	Interest in controlled corporations	77,818,823		9.79%
The Capital Group Companies, Inc.(5)	Interest in controlled corporations	70,511,967		8.87%

  Notes:

(1)
Unless otherwise provided, the calculation is based on the total number of 794,840,698 ordinary shares in issue as at the Latest Practicable Date, which included ordinary shares issued to the Depositary in exchange for a corresponding amount of ADSs for the purposes of ensuring that it has ADSs readily available to satisfy the vesting of restricted share units and the exercise of share options from time to time.

(2)
Julian C. Baker and Felix J. Baker are the managing members of Baker Bros. Advisors (GP) LLC. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP, which is the investment advisor with sole voting and investment power to 667, L.P. and Baker Brothers Life Sciences, L.P. Also, Baker Brothers Life Sciences Capital, L.P. is the general partner of Baker Brothers Life Sciences, L.P. For the purposes of the SFO, Julian C. Baker, Felix J. Baker, Baker Bros. Advisors (GP) LLC and Baker Bros. Advisors LP are deemed to be interested in the 16,319,660 ordinary shares held by 667, L.P. and the 145,425,622 ordinary shares held by Baker Brothers Life Sciences, L.P. Each of Julian C. Baker and Felix J. Baker further holds 92,326 ordinary shares, and 43,069 ordinary shares through FBB3 LLC, a controlled corporation.

(3)
(i) 58,995,800 ordinary shares are held by Gaoling Fund, L.P.; (ii) 4,121,589 ordinary shares are held by YHG Investment, L.P.; and (iii) 13,445,978 ordinary shares are held by Hillhouse BGN Holdings Limited. Hillhouse Capital Advisors, Ltd. acts as the sole general partner of YHG Investment, L.P. and the sole management company of Gaoling Fund, L.P.. Hillhouse Capital Management, Ltd. is the sole management company of Hillhouse Fund II, L.P., which owns Hillhouse BGN Holdings Limited. Under the SFO, Hillhouse Capital Advisors, Ltd. is deemed to be interested in the 58,995,800 ordinary shares held by Gaoling Fund, L.P., the 4,121,589 ordinary shares held by YHG Investment, L.P. and Hillhouse Capital Management, Ltd. is deemed to be interested in the 13,445,978 ordinary shares held by Hillhouse BGN Holdings Limited. Under the SFO, Hillhouse Fund II, L.P. is deemed to be interested in the 13,445,978 ordinary shares held by Hillhouse BGN Holdings Limited.

(4)
Members of the Johnson family including Abigail P. Johnson, are the predominant owners, directly or through trusts, of series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.

Fidelity Management & Research Company is interested in 76,202,408 ordinary shares, of which 69,720,508 are physically settled listed derivatives. Its controlled corporation, FMR Co., Inc, is directly interested in 75,065,368 ordinary shares and indirectly interested in 10,209,514 ordinary shares. FMR Co., Inc is wholly owned by Fidelity Management & Research Company. Fidelity Management & Research Company is wholly owned by FMR LLC.

(5)
(i) 14,455,195 ordinary shares are held by Capital International, Inc.; (ii) 382,031 ordinary shares held by Capital International Limited; (iii) 1,980,425 ordinary shares are held by Capital International Sarl; (iv) 51,669,696 ordinary shares are held by Capital Research and Management Company; and (v) 2,024,620 ordinary shares are held by Capital Bank & Trust Company.

Capital Group International, Inc. is wholly owned by Capital Research and Management Company. Capital International, Inc., Capital International Limited and Capital International Sarl are wholly owned by Capital Group International, Inc. Capital Bank & Trust Company is wholly owned by The Capital Group Companies, Inc. For the purposes of the SFO, Capital Research and Management Company and Capital Group International, Inc. are deemed to be interested in the 16,817,651 ordinary shares held by Capital International, Inc., Capital International Limited and Capital International Sarl, and The Capital Group Companies, Inc. is deemed to be interested in the 2,024,620 ordinary shares held by Capital Bank & Trust Company.

Capital Research and Management Company is wholly owned by The Capital Group Companies Inc. For the purposes of the SFO, The Capital Group Companies Inc. is deemed to be interested in the 68,487,347 ordinary shares held by Capital Research and Management Company directly and indirectly.

(6)
Amgen conditionally agreed to subscribe for 203,282,820 shares pursuant to the Share Purchase Agreement. The approximate percentage of holding is calculated based on the total number of 998,123,518 ordinary shares assuming the issuance of the 203,282,820 shares.

        Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short position in the ordinary shares or underlying ordinary shares as at the Latest Practicable Date.

DIRECTORS' SERVICE CONTRACTS

        Mr. John V. Oyler and the Company and certain of our subsidiaries entered into employment agreements on April 25, 2017, pursuant to which Mr. Oyler serves as our Chief Executive Officer.

Mr. Oyler currently receives a base salary of US$675,000, which is subject to review and adjustment in accordance with the Company's policy. Mr. Oyler's base salary is allocated between the Company and certain of our subsidiaries. Mr. Oyler is eligible for an annual cash merit bonus, with a current target level of 65% of his base salary, based on performance as recommended by our Compensation Committee and determined by our Board of Directors. Mr. Oyler's employment agreements also provide for certain transportation and international travel benefits and tax equalization payments. His employment agreements have an initial three-year term and automatically renew for additional one-year terms unless either party provides written notice of nonrenewal. Mr. Oyler's employment can be terminated at will by either party. Upon termination of Mr. Oyler's employment for any reason, we will pay (i) accrued but unpaid base salary during the final payroll period of employment; (ii) unpaid vacation time; (iii) unpaid annual bonus from the previous calendar year; and (iv) any business expenses incurred, documented and substantiated but not yet reimbursed (collectively, the "Final Compensation"). If Mr. Oyler's employment is terminated by us other than for "cause" (as defined in his employment agreements) or if Mr. Oyler terminates his employment for "good reason" (as defined in his employment agreements), Mr. Oyler is entitled to (i) the Final Compensation, (ii) a lump sum equal to the base salary divided by 12, then multiplied by the Severance Period (as defined below), (iii) the post-termination bonus calculated based on the target bonus for the year and the number of days passed through the date of termination, (iv) a US$20,000 one-time bonus and (v) acceleration of the vesting schedule of his equity grants by 20 months. The "Severance Period" is 20 months; provided that if Mr. Oyler's employment is terminated without cause or for good reason during the initial three-year term, the Severance Period will be the greater of 20 months or the number of the months remaining in the initial three-year term; provided further that if Mr. Oyler's employment terminates during the 12-month period following a "change in control" (as defined in his employment agreements), then the Severance Period will be 24 months. His employment agreement provides that all unvested equity awards will immediately vest upon a "change in control." Mr. Oyler's employment agreements also prohibit Mr. Oyler from engaging in certain competitive and solicitation activities during his employment and for 18 months after the termination of his employment.

        Except as disclosed above, as at the Latest Practicable Date, none of the directors had entered, or was proposing to enter, into any service contract with the Company which is not determinable within one year without payment of compensation other than statutory compensation.

COMPETING INTERESTS

        As at the Latest Practicable Date, none of the directors or their respective associate is or was interested in any business apart from the Company's business that competes or competed or is or was likely to compete, either directly or indirectly, with the Company's business.

        From time to time our non-executive directors may serve on the boards of both private and public companies within the broader healthcare and biotechnology industries, including companies whose products may directly or indirectly compete with ours. However, as these non-executive directors are neither our controlling shareholders nor members of our executive management team, we do not believe that their interests in such companies as directors would render us incapable of carrying on our business independently from the other companies in which they may hold directorships from time to time.

DIRECTORS' INTERESTS IN CONTRACTS OR ARRANGEMENTS

        Except as disclosed in the sections headed "Directors' Service Contracts", "Connected Transaction", "Related Party Transaction" and Note 28 to the consolidated financial statements contained in the Company's 2018 Annual Report filed with the HKEx, as at the Latest Practicable Date, there is no contract or arrangement subsisting in which any of the directors is materially interested and which is significant in relation to the business of the Company.

DIRECTORS' INTERESTS IN ASSETS

        None of the directors had any direct or indirect interest in any assets which had been acquired or disposed of or leased to the Company or proposed to be so acquired, disposed of or leased since December 31, 2018, being the date to which the latest published audited accounts of the Company were made up, and up to the Latest Practicable Date.

EXPERT AND CONSENT

        The following is the qualification of the expert who has given opinions or advice which are contained in this Proxy Statement:

Name	Qualification
Anglo Chinese Corporate Finance, Limited	A corporation licensed to conduct Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO

        Anglo Chinese Corporate Finance, Limited has given and has not withdrawn its written consent to the issue of this Proxy Statement with the inclusion herein of its letter and report (as the case may be) and references to its names, in the form and context in which it appears.

        As at the Latest Practicable Date, Anglo Chinese Corporate Finance, Limited:

  (a)
  did not have any shareholding in the Company or any right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for any ordinary shares, convertible securities, warrants, options or derivatives which carry voting rights in the Company; or

  (b)
  did not have any interest, either directly or indirectly, in any assets which have been, since the date to which the latest published audited financial statements of the Company were made up (i.e. December 31, 2018), acquired or disposed of by or leased to or are proposed to be acquired or disposed of by or leased to the Company.

MATERIAL ADVERSE CHANGE

        As at the Latest Practicable Date, the directors were not aware of any circumstances or events that may give rise to a material adverse change in the financial or trading position of the Company since December 31, 2018, being the date of which the latest audited financial statement of the Company were made up.

DOCUMENTS AVAILABLE FOR INSPECTION

        Copies of the below documents will be available for inspection during normal business hours at 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong for 14 days from the date of the Proxy Statement:

  (a)
  the Share Purchase Agreement;

  (b)
  a partially redacted copy of the Collaboration Agreement;

  (c)
  the Guarantee Agreement;

  (d)
  a letter of recommendation from the Independent Board Committee, the text of which is set out on page 24 of this Proxy Statement;

  (e)
  a letter of advice from the Independent Financial Adviser, the text of which is set out on pages 25 to 51 of this Proxy Statement;

  (f)
  the written consent from Anglo Chinese Corporate Finance, Limited referred to on page 69 of this Proxy Statement; and

  (g)
  the employment agreement between the Company and Mr. John V. Oyler dated April 25, 2017.

MISCELLANEOUS

        The English text of this Proxy Statement and the accompanying form of proxy shall prevail over their respective Chinese text.

DELIVERY OF PROXY MATERIALS

        Copies of this Proxy Statement are available from the Company without charge upon written request of a shareholder. Copies of this Proxy Statement are also available online through the SEC at www.sec.gov, the HKEx at www.hkexnews.hk and on our website at www.beigene.com under "Investors—NASDAQ investors" and "—HKEX investors." The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold ordinary shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company's investor relations department at BeiGene, Ltd., c/o BeiGene USA, Inc., 55 Cambridge Parkway, Suite 700W, Cambridge, MA 02142. If you hold ordinary shares in the form of ADSs through the Depositary or hold ordinary shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN
AND PROMPTLY RETURN THE ENCLOSED PROXY FORM.

Cayman Islands Company No. 247127

BEIGENE, LTD.

(Stock Code: NASDAQ:BGNE HKEX:06160)

(the “Company”)

FORM OF PROXY

I/We
Please Print Name(s)

of
Please Print Address(es)

being (a) shareholder(s) of the Company, hereby appoint the Chairman of the meeting or of
Please Print Name	Please Print Address

as my/our proxy to vote all of my/our ordinary shares or                        ordinary shares for me/us and on my/our behalf at the extraordinary general meeting of the shareholders of the Company (the “ EGM “) to be held on December 27, 2019 at 8:30 a.m. local time at the offices of Mourant Governance Services (Cayman) Limited, at 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands and at any adjournment of the EGM.

The Board of Directors of the Company (the “Board of Directors”) recommends a vote FOR resolutions 1 to 4.

My/Our proxy is instructed to vote on the resolutions specified below:

	For	Against	Abstain

Resolution 1 — Ordinary Resolution
THAT the issuance of approximately 20.5% of the Company’s outstanding shares upon closing to Amgen Inc. (“Amgen”) be and is hereby approved, pursuant to the terms of the Share Purchase Agreement (the “Share Purchase Agreement”) by and between the Company and Amgen.

	☐	☐	☐

Resolution 2 — Ordinary Resolution
THAT the Collaboration Agreement (the “Collaboration Agreement”) dated October 31, 2019 by and between the Company, BeiGene Switzerland GmbH and Amgen and the transactions contemplated thereunder be and are hereby approved.

	☐	☐	☐
Resolution 3 — Ordinary Resolution THAT the annual caps in relation to the Collaboration Agreement be and are hereby approved.	☐	☐	☐

Resolution 4 — Ordinary Resolution
THAT Anthony C. Hooper be and is hereby elected to serve as a Class III director of the Company until the 2022 annual general meeting of the shareholders of the Company and until his successor is duly elected and qualified, subject to his earlier resignation or removal, subject to and effective upon the closing of the transactions contemplated by the Share Purchase Agreement and the Collaboration Agreement.

	☐	☐	☐

Please tick to indicate your voting preference. This proxy, when properly executed, will be voted in the manner directed herein. If you do not complete this section, your proxy will: (i) vote in the manner recommended by the Board of Directors on the above matters presented in the proxy statement (the “Proxy Statement”) dated on or about November 29, 2019 provided with this proxy form; and (ii) vote or abstain at his/her discretion with respect to any other matters properly presented at the EGM.

Signed:	Date:	, 2019

Name:

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NOTES

1.   This proxy is solicited by the Board of Directors.  A proxy need not be a shareholder of the Company.  A member may appoint a proxy of his/her own choice.  If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided.  The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted. If you wish to vote less than all of the ordinary shares held by you, please delete the words “all of my/our ordinary shares” and insert the number of the ordinary shares that you wish to vote. If you wish to use less than all your votes, or to cast some of your votes “FOR” and some of your votes “AGAINST” a particular resolution and some of your votes “ABSTAIN” from voting on a particular resolution, you must write the number of votes in the relevant box(es).

2.  If this form is returned without an indication as to how the proxy shall vote, the proxy will (i) vote in the manner recommended by the Board of Directors on the above matters presented in the Proxy Statement and (ii) vote or abstain at his/her discretion with respect to any other matters properly presented at the EGM.

3.  If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution. Abstentions will be counted for the purpose of determining the presence or absence of a quorum.

4.   This form of proxy is for use by shareholders only.  If the appointor is a corporate entity this form of proxy must either be under its seal or under the hand of an officer or attorney duly authorized for that purpose.

5.   To be valid, this form must be properly executed, dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarized certified copy of such power of attorney or other authority)) as follows:

a.   Persons who hold our ordinary shares directly on our Cayman Islands register of members at 5:00 p.m. Hong Kong Time / 4:00 a.m. Cayman Islands Time on November 27, 2019 (the “Record Date”) must return a proxy card (i) by mail or by hand to the offices of our registrar in the Cayman Islands (the “Cayman Registrar”): Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, or (ii) by email at BeiGene@mourant.com

b.   Persons who hold our ordinary shares directly on our Hong Kong register of members on the Record Date must return a proxy card by mail or by hand to the offices of our registrar in Hong Kong (the “HK Registrar”): Computershare Hong Kong Investor Services Limited, 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong

so as to be received before 4:00 a.m. Cayman Islands Time / 5:00 p.m. Hong Kong Time on December 24, 2019.

6.   Any alterations made to this form must be initialed by you.

7.   You may revoke your proxy by (i) re-submitting this proxy form by mail or email or by hand before 4:00 a.m. Cayman Islands Time / 5:00 p.m. Hong Kong Time on December 24, 2019 or (ii) attending the EGM and voting in person.  Any written notice of revocation or subsequent proxy card must be received by the Cayman Registrar or the HK Registrar, as applicable, prior to 4:00 a.m. Cayman Islands Time / 5:00 p.m. Hong Kong Time on December 24, 2019.  Such written notice of revocation or subsequent proxy card should be sent to the Cayman Registrar or the Hong Kong Registrar, as applicable, by mail or email or by hand.

8.   The completion and return of this form will not prevent you from attending the EGM and voting in person should you so wish, although attendance at the EGM will not in and of itself revoke this proxy.

9.  In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated.  The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

PERSONAL INFORMATION COLLECTION STATEMENT

Your supply of your and your proxy’s (or proxies’) name(s) and address(es) is on a voluntary basis for the purpose of processing your request for the appointment of a proxy (or proxies) and your voting instructions for the EGM of the Company (the “Purposes”). We may transfer your and your proxy’s (or proxies’) name(s) and address(es) to our agent, contractor, or third party service provider who provides administrative, computer and other services to us for use in connection with the Purposes and to such parties who are authorized by law to request the information or are otherwise relevant for the Purposes and need to receive the information. Your and your proxy’s (or proxies’) name(s) and address(es) will be retained for such period as may be necessary to fulfil the Purposes. Request for access to and/or correction of the relevant personal data can be made in accordance with the provisions of the Personal Data (Privacy) Ordinance and any such request should be in writing by mail to Computershare Hong Kong Investor Services Limited at the above address.

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